UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Belo Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 22, 2013

Dear Fellow Shareholder:

I am pleased to invite you to attend our 2013 annual meeting of shareholders, which will be held on Tuesday, May 7, 2013, in The Belo Building at 400 South Record Street, Dallas, Texas. The meeting will be held on the third floor in the auditorium. A map is included for your use.

Materials being provided include the formal Notice of Annual Meeting, the 2013 proxy statement, and Belo’s 2012 annual report. If you requested printed versions of these materials by mail, these materials also include a proxy/voting instruction card for the annual meeting. Most of the Company’s shareholders were mailed a Notice of Internet Availability of Proxy Materials with instructions for electronically accessing all of these proxy materials and for voting via the Internet. This approach allows us to provide our shareholders with the information needed to vote their shares while reducing delivery costs and the impact on the environment. The Notice of Internet Availability of Proxy Materials provides information on how you may obtain printed copies of our proxy materials free of charge, if you so choose.

The accompanying proxy statement tells you more about the agenda and voting procedures for the meeting. It also describes how the Board operates and provides information about our directors, including those nominated for election at this year’s meeting. At the meeting, you will hear a report on Belo’s operations and have a chance to meet your directors and executive officers.

Whether or not you attend the annual meeting, it is important that your shares be represented at the meeting. I encourage you to vote your shares as soon as possible by returning your proxy/voting instruction card or by voting using the Internet or telephone voting procedures outlined in the accompanying materials or in the Notice of Internet Availability of Proxy Materials.

I hope to see you on May 7th.

Sincerely,

Dunia A. Shive President and Chief Executive Officer

Belo Corp.    www.belo.com 400 South Record Street Dallas, Texas 75202-4841 Tel. 214.977.6606 Fax 214.977.6603

Belo Corp.

400 South Record Street

Dallas, Texas 75202-4841

www.belo.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2013

To Belo Shareholders:

Please join us for the 2013 annual meeting of shareholders of Belo Corp. (“Belo” or the “Company”). The meeting will be held on Tuesday, May 7, 2013, at 11:00 a.m., Dallas, Texas time, in the third floor auditorium of The Belo Building at 400 South Record Street, Dallas, Texas.

At the meeting, the holders of Belo Series A common stock and Belo Series B common stock will act on the following matters:

1.	Election of the four Class III directors named in the proxy statement;

2.	Approval of the Belo 2013 Executive Compensation Plan;

3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm; and

4.	Any other matters that may properly come before the meeting.

All record holders of shares of Belo Series A common stock and Belo Series B common stock at the close of business on March 13, 2013 are entitled to vote at the meeting or at any postponement or adjournment of the meeting.

As permitted by the rules of the Securities and Exchange Commission, we are furnishing our proxy materials to shareholders via the Internet. Most of the Company’s shareholders were mailed a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet. The electronic delivery of our proxy materials will expedite receipt of the materials by our shareholders, reduce our printing and mailing costs, and reduce the impact on the environment.

The Notice of Internet Availability of Proxy Materials identifies the date, time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a website where shareholders can access the proxy materials and vote their shares; and a toll-free telephone number, an e-mail address, and a website where shareholders can request a paper or e-mail copy of their proxy materials, including our proxy statement, annual report to shareholders, and form of proxy/voting instruction card, free of charge.

By Order of the Board of Directors

GUY H. KERR
Secretary

March 22, 2013

Belo Corp.

400 South Record Street

Dallas, Texas 75202-4841

www.belo.com

PROXY STATEMENT

For the Annual Meeting of Shareholders

To Be Held On May 7, 2013

This proxy statement contains information related to the annual meeting of shareholders of Belo Corp. (“Belo” or the “Company”) to be held on Tuesday, May 7, 2013, beginning at 11:00 a.m., Dallas, Texas time, in The Belo Building at 400 South Record Street, Dallas, Texas, and any postponement or adjournment of the meeting. The meeting will be held on the third floor in the auditorium.

A Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed or otherwise sent to Belo shareholders on or about March 22, 2013. Paper copies of this proxy statement and related proxy/voting instruction card will be distributed to shareholders beginning on or about March 28, 2013.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Shareholders to be held on May 7, 2013. Belo’s 2013 proxy statement and 2012 annual report, which includes consolidated financial statements for the year ended December 31, 2012, are available at www.proxyvote.com by entering a control number found in your notification materials. These documents are also posted on our website at www.belo.com/invest/.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the 2013 annual meeting, shareholders will act on matters outlined in the accompanying notice, including the election of directors, approval of the Belo 2013 Executive Compensation Plan, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and any other matters properly brought before the meeting. Management will report on Belo’s performance in 2012 and respond to questions and comments from shareholders.

Who can attend the annual meeting?

Shareholders and guests of Belo may attend the annual meeting.

Who may vote at the meeting?

Only shareholders who owned Belo shares at the close of business on March 13, 2013, the record date, or their duly appointed proxies, are entitled to vote at the meeting or at any postponement or adjournment of the meeting. Our common stock is divided into two series: Series A common stock and Series B common stock. Holders of either series of common stock as of the close of business on the record date will be entitled to vote at the meeting. At the close of business on the record date, a total of 95,478,464 shares of Series A common stock and 8,282,623 shares of Series B common stock were outstanding and entitled to vote.

What are the voting rights of the holders of Series A common stock and Series B common stock?

Holders of Belo Series A and Series B common stock vote together as a single class on all matters to be acted upon at the annual meeting. Each outstanding share of Series A common stock will be entitled to one vote on each matter. Each outstanding share of Series B common stock will be entitled to 10 votes on each matter.

Why did I receive a one-page Notice of Internet Availability of Proxy Materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to its proxy materials via the Internet and has sent a Notice to its shareholders. Shareholders can access the proxy materials on the website referred to in the Notice or request to receive free of charge a printed set of the proxy materials, including a proxy/voting instruction card. Instructions on how to access the proxy materials over the Internet or to request a printed copy are set out in the Notice. If you hold Belo shares in your Belo Savings Plan account or in your A. H. Belo Savings Plan account, the Notice also has instructions on how to provide your proxy and/or voting instructions via the Internet.

In addition, all shareholders may request to receive proxy materials electronically by e-mail on an ongoing basis by following the instructions in the paragraph captioned “How to Receive Future Proxy Statements and Annual Reports Online” in the “Annual Report and Additional Materials” section of this proxy statement. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet in order to help reduce printing and mailing costs and any environmental impact of its shareholder meetings.

What constitutes a quorum to conduct business at the meeting?

In order to carry on the business of the meeting, we must have a quorum present in person or by proxy. A majority of the voting power of the outstanding shares of common stock eligible to vote and at least one-third of the outstanding shares entitled to vote must be present at the meeting, in person or by proxy, in order to constitute a quorum.

Abstentions and broker non-votes are counted as present at the meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker or other nominee returns a proxy but does not vote on a particular proposal because the broker or nominee does not have authority to vote on that particular item and has not received voting instructions from the beneficial owner.

How do I cast my vote?

You may receive more than one Notice or voting card depending on how you hold your shares. It is important that you follow the instructions on each card or Notice and vote the shares represented by each card or Notice separately.

Shareholders of record.    If you hold shares directly and are listed as a shareholder on Belo’s stock records, you may vote in person if you attend the meeting or you may vote by proxy, which gives the proxy holder the right to vote your shares on your behalf. You may vote by proxy online via the Internet, by telephone, or, if you request copies of the proxy materials, by completing and returning your proxy card in the envelope provided. Shares represented by proxy cards that are properly completed and submitted will be voted in accordance with the shareholder’s instructions.

Shares held in broker or other nominee name (“street name”).    If you hold shares in street name, you have the right to instruct your broker or other nominee on how to vote those shares on your behalf and you will receive a Notice or, if you request, a copy of the proxy materials, including a voting instruction form, from them. Alternatively, you may vote these shares in person at the meeting by following the instructions below under “How do I vote in person.”

Shares held in your Belo Savings Plan account or in your A. H. Belo Savings Plan account.    These shares may be voted only by the plan trustee, but you may instruct the plan trustee on how to vote them. Information on how to provide voting instructions to the plan trustee via the Internet is set out in the Notice. The Notice also includes information on how to obtain paper copies of the proxy materials, including a voting instruction card, if you so desire. (For more information, please refer to the question and answer “How do I vote my shares held in the Belo Savings Plan or in the A. H. Belo Savings Plan” below.)

If you want to vote using the Internet or telephone, please follow the instructions on each proxy/voting instruction card or the Notice and have the proxy/voting instruction card or the Notice available when you call in or access the voting site. In order to be included in the final tabulation of proxies, completed proxy/voting instruction cards must be received, and votes cast using the Internet or telephone must be cast, by the date and time noted on the card or in the Notice.

How do I vote in person?

For shares held of record in your name, you may vote in person by completing a ballot at the annual meeting. If you plan to vote in person but hold shares through a broker or other nominee, you must provide a “legal proxy” from the broker or nominee evidencing your authority to vote shares the broker held for your account at the close of business on March 13, 2013. You must contact your brokerage firm directly in advance of the annual meeting to obtain a legal proxy. Voting instructions with respect to shares held in the Belo Savings Plan or the A. H. Belo Savings Plan must be submitted by May 5, 2013, and may not be provided at the meeting.

Blank ballots will be available at the registration table at the meeting. Completed ballots may be deposited at the registration table and a call for completed ballots will be made during the course of the meeting prior to the close of the polls.

Can I change my vote or revoke my proxy prior to the final voting?

Yes. For shares held of record in your name, you may revoke your proxy (including an Internet or telephone vote) by:

➢	filing a written notice of revocation with the corporate Secretary of Belo Corp. at any time prior to the annual meeting;

➢	delivering a duly executed written proxy bearing a later date by the voting deadline set forth on the proxy card;

➢	submitting a new proxy by Internet or telephone by the voting deadline set forth on the proxy card; or

➢	voting by ballot at the meeting. Attendance at the meeting does not by itself revoke a previously granted proxy.

If your shares are held through a broker or nominee, contact that broker or nominee if you wish to change your voting instructions.

For information on how to revoke or modify previously given voting instructions with respect to shares held through one of the Savings Plans, please see “How do I vote my shares held in the Belo Savings Plan or in the A. H. Belo Savings Plan” below.

How do I vote my shares held in the Belo Savings Plan or in the A. H. Belo Savings Plan?

Fidelity Management Trust Company is the plan trustee for both the Belo Savings Plan and the separate A. H. Belo Savings Plan maintained by A. H. Belo (together, the “Savings Plans”). Only the plan trustee can vote the shares held by the Savings Plans. If you participate in either of these Savings Plans and had full shares of Belo Corp. common stock credited to your account as of the record date, you received a Notice in lieu of paper copies of our proxy materials. The Notice includes instructions on how to access the proxy materials over the Internet and how to request a printed set of the proxy materials, including a voting instruction card, if you desire to do so. The Notice also has information on how to provide your voting instructions to the plan trustee via the Internet or telephone. You will not be able to vote these shares in person at the annual meeting.

Because of the time required to tabulate voting instructions from participants in the Savings Plans before the annual meeting, the trustee must receive your voting instructions by May 5, 2013. If you sign, date, and return a paper voting instruction card but do not check any boxes on the card, the trustee will vote your shares FOR the nominees standing for election as directors named in this proxy statement, FOR approval of the Belo 2013 Executive Compensation Plan, and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. In addition, at its discretion, the trustee of the Savings Plans will be authorized to vote on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting. If the trustee does not receive instructions from you (by Internet, telephone or voting instruction card) by May 5, 2013, the trustee will vote your shares in the same proportion as the shares in your particular Savings Plan for which voting instructions have been received from other plan participants. You may revoke or modify previously given voting instructions by May 5, 2013, by submitting a new voting instruction by Internet or telephone, filing with the trustee either a written notice of revocation or submitting a properly completed and signed voting instruction card by that date.

What happens if I do not give specific voting instructions?

If you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card or voting instruction form without giving specific voting instructions, then the proxy holders or the trustee of the Savings Plans, as appropriate, will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement, as follows: FOR the nominees standing for election as directors named in this proxy statement, FOR approval of the Belo 2013 Executive Compensation Plan, and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. In addition, the proxy holders or the trustee of the Savings Plans, as appropriate, may vote in their discretion on any other matter that properly may come before the annual meeting or any adjournment or postponement of the annual meeting.

If you hold your shares through a broker, and you do not provide any voting instructions on the Internet or by telephone and do not return a voting instruction form, your broker may vote your shares at its discretion only on certain “routine matters.” If the organization that holds your shares does not receive any voting instructions from you, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote your shares with respect to “non-routine” matters. This is generally referred to as a “broker non-vote.”

Which proposals are considered “routine” or “non-routine”?

The Company believes that Proposal Three, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, is a “routine matter” on which brokers will be permitted to vote uninstructed shares. With respect to all other matters, however, your broker may not vote your shares for you without instructions and the aggregate number of unvoted shares is reported as the “broker non-vote.” The Company believes that the election of directors (Proposal One) and the approval of the Belo 2013 Executive Compensation Plan (Proposal Two) are not “routine matters” and a broker or other nominee will not be permitted to vote any uninstructed shares on Proposal One or Proposal Two.

How are broker non-votes and abstentions treated?

For Proposal One (election of directors), abstentions and broker non-votes have no effect. For Proposal Two (approval of the Belo 2013 Executive Compensation Plan) and Proposal Three (ratification of the appointment of Ernst & Young LLP), abstentions and broker non-votes have the effect of negative votes, meaning that abstentions and broker non-votes will be counted in the denominator, but not the numerator, in determining whether a matter has received sufficient votes to be approved.

What vote does the Board recommend?

The Board recommends a vote:

FOR all director nominees named in this proxy statement;

FOR approval of the Belo 2013 Executive Compensation Plan; and

FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm;

With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their own discretion.

What number of votes is required to approve each proposal?

†    Election of directors (Proposal One) — The affirmative vote of a plurality of the voting power represented at the annual meeting and entitled to vote is required for the election of directors. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. You do not have the right to cumulate votes in the election of directors. In other words, you cannot multiply the number of shares you own by the number of directorships being voted on and then cast the total for only one candidate or among any number of candidates as you see fit. Votes that are instructed to be withheld with respect to the election of one or more directors will not be voted for the director or directors indicated, although they will be counted for purposes of determining whether a quorum is present. Shares held in broker or street name cannot be voted on this proposal without your instruction.

Additionally, if an incumbent director does not receive the affirmative vote of at least a majority of the votes cast with respect to that director’s election at the annual meeting (which for this purpose includes votes cast “for” the director’s election and votes to withhold authority with respect to the director’s election), then that director is required to promptly tender his or her resignation and the Board will act on such resignation as provided in the Company’s Corporate Governance Guidelines, the applicable portion of which is attached to this proxy statement as Appendix A. All nominees standing for election at the 2013 annual meeting of shareholders are incumbent directors.

†    Approval of the Belo 2013 Executive Compensation Plan (Proposal Two) — The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required to approve the Belo 2013 Executive Compensation Plan.

†    Ratification of appointment of independent registered public accounting firm (Proposal Three) — The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2013. With respect to shares held in broker or street name, your broker has discretion to vote any uninstructed shares on this matter.

†    Other matters — Unless otherwise required by law or the Company’s Certificate of Incorporation, the affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required for other matters that properly may come before the meeting.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form  8-K, which the Company is required to file with the SEC within four business days following the annual meeting.

PROXY SOLICITATION

Your proxy is being solicited on behalf of Belo’s Board of Directors. In addition to use of the mails, the solicitation may also be made by use of facsimile, the Internet or other electronic means, or by telephone or personal contact by directors, officers, employees, and agents of Belo. Belo pays the costs of this proxy solicitation.

We have hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist in soliciting proxies from beneficial owners of shares held in the names of brokers and other nominees, and have agreed to pay Morrow & Co., LLC a fee of $8,500 plus its related costs and expenses. We also supply brokers, nominees, and other custodians with proxy forms, proxy statements, and annual reports for the purpose of sending proxy materials to beneficial owners. We reimburse brokers, nominees, and other custodians for their reasonable expenses.

BELO CORP. STOCK OWNERSHIP

The following tables set forth information about the beneficial ownership of Belo Corp. common stock by our current directors, nominees for election as director, the executive officers named in the Summary Compensation Table (the “named executive officers” or “NEOs”), all directors and executive officers as a group, and by each person known to Belo to own more than 5% of the outstanding shares of Belo Series A or Series B common stock. At the close of business on March 13, 2013, there were 95,478,464 Series A shares, 8,282,623 Series B shares, and 103,761,087 combined Series A and Series B shares issued and outstanding.

Under the rules of the SEC, the beneficial ownership of a person or group includes not only shares held directly or indirectly by the person or group but also shares the person or group has the right to acquire within 60 days of the record date pursuant to exercisable options and convertible securities. The information below, including the percentage calculations, is based on beneficial ownership of shares rather than direct ownership of issued and outstanding shares, except as described in footnote (1) to the table below.

Unless otherwise indicated, each person listed below has sole voting power and sole dispositive power with respect to the shares of common stock indicated in the table as beneficially owned by such person. Series A common stock has one vote per share and Series B common stock has 10 votes per share. Consequently, the voting power of Series B holders is greater than the number of shares beneficially owned. For example, the shares of Belo common stock beneficially owned by all directors and named executive officers as a group, representing 10.2% of the outstanding shares of Series A and Series B common stock, have combined voting power of 48.7%.

Belo Corp. Stock Ownership of Directors and Executive Officers

Shares of Common Stock Beneficially Owned And Percentage of Outstanding Shares as of March 13, 2013(1) (2) (3)
	Series A		Series B		Combined Series A and Series B		Combined Series A and Series B
Name	Number	Percent	Number	Percent	Number	Percent	Votes	Percent
Dunia A. Shive*+	288,756	**	550,900	6.3%	839,656	**	5,797,756	3.2%
Carey P. Hendrickson+	15,949	**	79,200	**	95,149	**	807,949	**
Peter L. Diaz+	96,901	**	159,800	1.9%	256,701	**	1,694,901	**
Guy H. Kerr+	172,004	**	275,800	3.3%	447,804	**	2,930,004	1.6%
Peter A. Altabef*	10,914	**	0	**	10,914	**	10,914	**
Henry P. Becton, Jr.*	45,222	**	53,924	**	99,146	**	584,462	**
Judith L. Craven, M.D., M.P.H.*¿	35,603	**	53,924	**	89,527	**	574,843	**
Robert W. Decherd*	107,995	**	4,332,911	48.3%	4,440,906	4.3%	43,437,105	23.5%
Dealey D. Herndon*¿	42,391	**	1,720,172	20.6%	1,762,563	1.7%	17,244,111	9.6%
James M. Moroney III*	187,727	**	2,226,013	26.2%	2,413,740	2.3%	22,447,857	12.4%
Wayne R. Sanders*¿	67,391	**	53,924	**	121,315	**	606,631	**
M. Anne Szostak*	52,391	**	44,125	**	96,516	**	493,641	**
McHenry T. Tichenor, Jr.*¿	41,176	**	0	**	41,176	**	41,176	**
Lloyd D. Ward*	12,576	**	53,924	**	66,500	**	551,816	**
All directors and executive officers as a group (14 persons)	1,176,997	1.2%	9,604,617	92.2%	10,781,614	10.2%	97,223,167	48.7%

*	Director

¿	Nominee

+	Executive Officer

**	Less than one percent

(1)	Series B shares are convertible at any time on a share-for-share basis into Series A shares but not vice versa. For purposes of determining the number of Series A shares beneficially owned by the persons listed, the person may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect the Series A shares that may be deemed to be beneficially owned by the person listed because of this convertibility feature. If the Series A total included shares into which Series B shares held are convertible, the persons listed would be deemed to be the beneficial owners of the following percentages of the Series A shares: Robert Decherd, 4.4%; Jim Moroney, 2.5%; Dealey Herndon, 1.8%; and all directors and executive officers as a group, 10.3%. All other persons listed would be deemed to beneficially own less than 1% of the Series A shares. These percentages are calculated by taking the person’s number of combined Series A and Series B shares as reflected in the table above and dividing that number by the sum of (a) the Series A shares issued and outstanding, plus (b) the total of Series B shares owned by the person as reflected in the table above, plus (c) the person’s exercisable Series A stock options plus shares issuable upon the vesting and payment of restricted stock unit (“RSU”) awards listed in footnote (3) to the table.

The family relationships among the directors and named executive officers are as follows: Robert Decherd and Dealey Herndon are brother and sister. Jim Moroney is their second cousin.

The following shares are included in the individual’s holdings because the individual has either sole or shared voting or dispositive power with respect to such shares.

Dunia Shive — 30,824 Series A shares owned by Dunia and her husband as to which she shares voting and dispositive power.

Guy Kerr — 170,284 Series A shares owned by Guy and his wife as to which he shares voting and dispositive power.

Henry Becton — 38,972 Series A shares held by a trust of which he is co-trustee and a beneficiary.

Robert Decherd — 200,000 Series B shares held by a charitable foundation established by Robert and his wife for which he serves as chairman and a director; Robert disclaims beneficial ownership of these shares. Robert’s holdings also include 23,159 Series B shares owned by him and his wife as to which he shares voting and dispositive power; 1,274,817 Series B shares, respectively, held by two family limited partnerships of which Robert is a limited and general partner; and 381,067 Series B shares held in grantor retained annuity trusts of which Robert is the settlor and trustee and of which his children are the remaindermen.

Jim Moroney — 16,645 Series A shares held by Moroney Family Belo, LLC, a limited liability company for which Jim serves as manager; 29,800 Series A shares held by a family charitable foundation for which Jim serves as trustee; 2,014,977 Series B shares held by Moroney Preservation Limited, a family limited partnership for which Jim serves as manager. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Jim shares voting and dispositive power with respect to 480 Series B shares owned by him and his wife.

Wayne Sanders — 25,000 Series A shares owned by him and his wife as to which he shares voting and dispositive power.

Mac Tichenor — 10,000 Series A shares owned by him and his wife as to which he shares voting and dispositive power.

(2)	The number of shares shown in the table above includes (a) shares held in the Belo Savings Plan (or, with respect to Robert Decherd and Jim Moroney, in the A. H. Belo Savings Plan) at March 13, 2013, (b) shares that could be purchased by exercise of options exercisable on March 13, 2013 or within 60 days thereafter under Belo’s equity compensation plans, and (c) net shares that could be received upon the vesting and payment of RSU awards on March 13, 2013 or within 60 days thereafter, as follows:

	Shares Held in Belo Savings Plan(*)		Exercisable Stock Options		Net Shares Issuable Upon Vesting & Payment of RSU Awards
Name	Series A	Series B	Series A	Series B	Series A	Series B
Dunia A. Shive	3,633	—	—	500,900	—	—
Carey P. Hendrickson	2,053	—	—	79,200	—	—
Peter L. Diaz	—	—	—	159,800	—	—
Guy H. Kerr	1,720	—	—	185,800	—	—
Peter A. Altabef	—	—	—	—	6,250	—
Henry P. Becton, Jr.	—	—	—	53,924	6,250	—
Judith L. Craven, M.D., M.P.H.	—	—	—	53,924	5,384	—
Robert W. Decherd	—	—	—	690,789	6,250	—
Dealey D. Herndon	—	—	—	53,924	6,250	—
James M. Moroney III	4,909	—	—	208,969	6,250	—
Wayne R. Sanders	—	—	—	53,924	6,250	—
M. Anne Szostak	—	—	—	44,125	6,250	—
McHenry T. Tichenor, Jr.	—	—	—	—	6,250	—
Lloyd D. Ward	—	—	—	53,924	6,250	—
All directors and executive officers as a group (14 persons)	12,315	0	0	2,139,203	61,635	0

*	Shares are held in the A. H. Belo Savings Plan with respect to Jim Moroney.

(3)	Pursuant to SEC rules, the percentages in the table are calculated by taking the number of shares indicated as beneficially owned by the listed person or group and dividing that number by the sum of (a) the number of issued and outstanding shares in each series or the combined series, as applicable, plus (b) the number of shares of each series or the combined series, as applicable, that the person or group may purchase through the exercise of stock options or receive upon the vesting and payment of RSU awards as indicated in footnote (2) to the table.

Belo Corp. Stock Ownership of Other Principal Shareholders (greater than 5%)

Shares of Common Stock Beneficially Owned And Percentage of Outstanding Shares as of December 31, 2012(1) (2)

	Series A		Series B		Combined Series A and Series B		Combined Series A and Series B
Name and Address	Number	Percent	Number	Percent	Number	Percent	Votes	Percent
Fairpointe Capital LLC(3)	7,767,437	8.3%	—	**	7,767,437	7.5%	7,767,437	4.4%
One North Franklin Street Suite 3300 Chicago, Illinois 60606
BlackRock, Inc.(4)	5,515,174	5.9%	—	**	5,515,174	5.3%	5,515,174	3.1%
55 East 52nd Street New York, New York 10055
The Vanguard Group, Inc.(5)	5,896,100	6.3%	—	**	5,896,100	5.7%	5,896,100	3.3%
455 Devon Park Drive Wayne, Pennsylvania 19087

**	Less than 1%

(1)	Series B shares are convertible at any time on a share-for-share basis into Series A shares but not vice versa. For purposes of determining the number of Series A shares beneficially owned by the persons listed, the person may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect the Series A shares that may be deemed to be beneficially owned by the person listed because of this convertibility feature.

(2)	Pursuant to SEC rules, the percentages above are calculated by taking the number of shares indicated as beneficially owned by the listed person or group and dividing by the number of issued and outstanding shares in each series or the combined series, as applicable.

(3)	Based upon information contained in Amendment No. 1 to its report on Schedule 13G for the calendar year ended December 31, 2012, as filed with the SEC on February 13, 2013. Fairpointe Capital LLC has the sole power to vote 7,603,268 of such shares, shared power to vote 164,169 of such shares, and shared power to dispose of 7,767,437 of such shares.

(4)	Based upon information contained in Amendment No. 1 to its report on Schedule 13G for the calendar year ended December 31, 2012, as filed with the SEC on February 8, 2013, BlackRock, Inc. through its subsidiaries, BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, and BlackRock International Limited, has sole voting power and sole dispositive power with respect to all of these shares.

(5)	Based upon information in its report on Schedule 13G for the calendar year ended December 31, 2012, as filed with the SEC on February 13, 2013. The Vanguard Group, Inc., including through its subsidiaries Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., has the sole power to vote 142,974 of such shares, sole power to dispose of 5,757,126 of such shares, and shared power to dispose of 138,974 of such shares.

Equity Compensation Plan Information

The following table provides information regarding Series A and Series B common stock authorized for issuance under Belo’s equity compensation plans as of December 31, 2012; the amounts set out in the table do not include any adjustment for risk of forfeiture:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities reflected in column (a))(3)
Plan Category	Series A	Series B	Series A	Series B	Series A or Series B
Equity Compensation Plans Approved by Shareholders	2,065,445	5,533,572	—	$16.34	2,187,202
Equity Compensation Plans Not Approved by Shareholders(4)	—	—	—	—	—
Total	2,065,445	5,533,572	—	$16.34	2,187,202

(1)	Shares of Series A common stock are potentially issuable under outstanding RSU grants and shares of Series B common stock are reserved for issuance under outstanding option grants.

(2)	RSUs are valued as of the date of vesting and have no exercise price. Consequently, they are not included in the calculation of weighted average exercise price.

(3)	Belo’s equity compensation plans allow the Compensation Committee to designate at the time of grant that awards will be settled in either Series A or Series B common stock.

(4)	All of Belo’s equity compensation plans under which Series A or Series B common stock is authorized for issuance were approved by shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require that Belo’s directors and executive officers, and persons who own more than ten percent of a registered class of Belo common stock, file reports with the SEC within specified time periods disclosing their beneficial ownership of Belo common stock and any subsequent changes in beneficial ownership of Belo common stock. These reporting persons are also required to furnish us with copies of these reports. Based on information provided to us by these reporting persons or otherwise, we believe that all filings required to be made by the reporting persons during 2012 were made timely.

PROPOSAL ONE: ELECTION OF DIRECTORS

Belo’s bylaws provide that the Board of Directors comprises five to 12 directors, divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting. The bylaws further provide that a director will retire on the date of the annual meeting of shareholders next following his or her 70th birthday.

Selection, Qualifications and Experience of Directors

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying director candidates and making recommendations to the Board. The Board is ultimately responsible for nominating candidates for election to the Board. The Committee employs a variety of methods for identifying and evaluating director nominees. Candidates may come to the Committee’s attention through current Board members, shareholders, executives, or other persons. In evaluating director candidates, the Committee considers a variety of criteria, including an individual’s character and integrity; business, professional, and personal background; skills; current employment; community service; and ability to commit sufficient time and attention to activities of the Board. The Committee also may take into account any specific financial, technical, or other expertise and the extent to which such expertise would complement the Board’s existing mix of skills and qualifications. The Committee considers these criteria in the context of the perceived needs of the Board as a whole. (For more information regarding the Nominating and Corporate Governance Committee and the nominee selection and evaluation process, please see “Corporate Governance — Committees of the Board — Nominating and Corporate Governance Committee.”)

Based on a review of the background and experiences of the directors, we believe that each of our directors, including those proposed for election to the Board at the 2013 annual meeting, possesses the professional and personal qualifications necessary for service on the Belo Board of Directors. In the individual biographies below, we have highlighted particularly noteworthy attributes of each Board member that led to the Board’s conclusion that the person should serve as a director, in light of Belo’s business and structure. In addition, we note that several of our directors reside in local Belo markets which, together with the length of service to the Company, has provided them with significant exposure to both our business and the communities in which we operate.

Nominees for Belo Directors

The following candidates are nominated by the Board and each is an incumbent director most recently elected at the 2010 annual meeting. The independence of each director is addressed under “Corporate Governance — Director Independence.” Class III directors will be eligible to serve a three-year term until the 2016 annual meeting.

Each independent director serves on each of the three standing committees of the Board (Audit, Compensation, and Nominating and Corporate Governance). Mr. Decherd, Mr. Moroney, Mrs. Herndon, and Ms. Shive do not serve on any standing committee of Belo’s Board of Directors.

Class III Directors (Current terms expire at Belo’s 2013 annual meeting)

Judith L. Craven, M.D., M.P.H.	Director since December 1992
Age 67

Judy Craven currently serves on the boards of directors of SYSCO Corporation, Luby’s, Inc., three Sun America Mutual Fund companies, and two Variable Annuity Life Insurance Company of America mutual fund companies. Judy was a member of the board of regents of The University of Texas System from March 2001 through November 2007 and, from July 1992 until her retirement in October 1998, Judy served as president of the United Way of the Texas Gulf Coast. From 1983 to 1992, she was dean of the School of Allied Health Sciences of the University of Texas Health Science Center at Houston, and from 1987 to 1992 was vice president of multicultural affairs for the University of Texas Health Science Center.

Judy’s broad leadership experience, her knowledge of board practices of other public companies and non-profit organizations, and her extensive experience in education and community affairs, coupled with her length of service on our Board and knowledge of our business and industry, strengthen the collective qualifications, skills, and experience of the Belo Board.

Dealey D. Herndon	Director since May 1986
Age 66

Dealey Herndon is a project and construction management leader with a specialty in project and construction management of large historic preservation projects. She is currently employed by the State Preservation Board of the State of Texas as project manager for the Governor’s Mansion Restoration following a major fire in 2008. From 1995 until the business was sold in 2006, she was president and majority owner of Herndon, Stauch & Associates, an Austin-based firm that managed commercial, public, and non-profit construction projects. From 1991 to 1995, she was executive director of the State Preservation Board of the State of Texas and managed the comprehensive Texas Capitol Preservation and Extension Project through its completion. In addition to leadership roles with a number of non-profit organizations, Dealey has served on the Chancellor’s Council Executive Committee for the University of Texas System and was a member of the University of Texas at Austin Development Board through 2008. Dealey has served as a director of A. H. Belo Corporation since 2007 and is a trustee emeritus of the National Trust for Historic Preservation.

In addition to her knowledge of the Company, its business and the media industry gained through her Belo Board service, Dealey’s leadership and project management skills in overseeing major construction and restoration projects, insight and experience gained through the development and management of her own business, and her significant experience serving as a director of public and private companies and non-profit organizations (including audit committee experience), strengthen the Board’s collective qualifications, skills, and experience.

Wayne R. Sanders	Director since May 2003
Age 65	Audit Committee Chairman

Wayne Sanders has been the non-executive chairman of Dr Pepper Snapple Group, Inc. since May 2008. Wayne is the former chairman and chief executive officer of Kimberly-Clark Corporation. He served as president and chief executive officer of Kimberly-Clark from 1991 until September 2002 and as chairman of the board from 1992 until February 2003. Wayne joined Kimberly-Clark in 1975 and held other senior positions prior to 1991. He has served as a director of Texas Instruments Incorporated since 1997. Wayne serves as national trustee and as a Governor of the Boys and Girls Clubs of America.

Wayne has significant experience and knowledge in the leadership of large organizations, accounting, finance, capital markets, risk management, operations, marketing, and corporate governance, as well as significant public company board experience (including audit committee chairmanship and compensation committee experience) that strengthen the Board’s collective qualifications, skills, and experience.

McHenry T. Tichenor, Jr.	Director since August 2009
Age 57

Mac Tichenor is a private investor and Executive Director of WWWW Foundation, Inc. (Quad W), a 501(c)(3) foundation established in 2007 in memory of his son to support innovative ideas in higher education and sarcoma research. From September 2003 until January 2005, Mac served as executive vice president and as president/Radio Division of Univision Communications, Inc., a leading Spanish-language media company in the United States. He served as chairman, president, and chief executive officer of Hispanic Broadcasting Corporation, one of the largest Spanish-language radio broadcasting companies in the United States, from 1997 until 2003 when it merged with Univision. Prior to that, from 1981 until 1997, he served as president of Tichenor Media System, a family-owned company. Mac served on Univision’s board of directors from September 2003 until 2007 and as a director of HFF, Inc. (a provider of commercial real estate and capital markets services) from February 2007 until May 2009. He is a member of The University of Texas at Austin McCombs School of Business Advisory Council, a member of the World Presidents’ Organization, a member of the MD Anderson Cancer Center board of visitors, is active on various boards of the University of Texas at Austin, and is a member of the board of directors of NGM Biopharmaceuticals, Inc.

Mac’s extensive experience in and knowledge of the media industry, Spanish-language media, other public company board practices (including audit committee and nominating and corporate governance committee experience), accounting, finance and capital markets, serve to strengthen the Board’s collective qualifications, skills, and experience.

Vote Required for Approval

The affirmative vote of a plurality of the voting power represented at the annual meeting and entitled to vote is required for the election of directors. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. For additional information, please see “What number of votes is required to approve each proposal?”

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal One, for the election of each of the nominees named in this proxy statement.

Directors Continuing in Office

Information regarding our directors continuing in office is provided below.

Class I Directors (Terms expire at Belo’s 2014 annual meeting)

Robert W. Decherd	Director since March 1976
Age 61	Non-Executive Chairman of the Board

Robert Decherd served as Belo’s chairman and Chief Executive Officer from January 1987 until February 2008, when he assumed the role of non-executive chairman. Robert has been chairman, president and Chief Executive Officer of A. H. Belo Corporation since December 2007. Robert served as president of Belo from January 1985 through December 1986 and again from January 1994 through February 2007. From January 1984 through December 1986, he served as Chief Operating Officer. Robert has been a member of the board of directors of Kimberly-Clark Corporation since 1996, and served as that company’s lead director from 2004 to 2008. He serves on the Advisory Council for Harvard University’s Center for Ethics, and the Board of Visitors of the Columbia University Graduate School of Journalism. From 2002 to March 2006, Robert served as a member of the FCC’s Media Security and Reliability Council, which was part of President Bush’s Homeland Security initiative.

As a result of these and other professional experiences, Robert possesses extensive knowledge and experience in the media industry as well as related regulatory agencies and practices and industry organizations. Robert also has significant public company board experience (including lead director and audit committee chairmanship experience), all of which serve to strengthen the Board’s collective qualifications, skills, and experience.

Dunia A. Shive	Director since February 2008
Age 52

Dunia Shive has served as president and Chief Executive Officer of Belo since February 2008. She was president and Chief Operating Officer from November 2007 to February 2008 and served as an executive vice president from December 2000 through January 2006. Since joining Belo in May 1993, Dunia has held several senior positions with the Company, including president/Media Operations from February 2006 through November 2007, executive vice president/Media Operations from January 2004 through December 2004, executive vice president/Chief Financial Officer from December 2000 through December 2003, and senior vice president/Chief Financial Officer from July 1998 until December 2000. Dunia serves as a member of the executive committee of the National Association of Broadcasters Television board of directors. She also serves as a member of the Television Operators Caucus, the NBC Affiliates board of directors, and the Associated Press board of directors where she serves as chair of the audit committee.

As a result of these and other professional experiences, Dunia has particular knowledge and experience in the media industry and in accounting, finance, capital markets, strategic planning and risk management that strengthen the Board’s collective qualifications, skills, and experience.

M. Anne Szostak	Director since October 2004
Age 62	Compensation Committee Chair

Since June 2004, Anne Szostak has been president and chief executive officer of Szostak Partners, LLC, a consulting firm that advises businesses on strategic and human resources issues. From February 1998 until her retirement in June 2004, Anne served as executive vice president of FleetBoston Financial, a diversified financial services company (now part of Bank of America). She served as director of Human Resources and Diversity of Fleet from February 1998 until June 2004 and served as chairman and chief executive officer of Fleet Bank-Rhode Island from 2001 to 2003. During her 31-year career with Fleet, she held several executive positions. Anne has served as a director of Tupperware Brands Corporation since 2000, Dr Pepper Snapple Group, Inc. since 2008 and IDEXX Laboratories, Inc. since 2012. Anne was elected as a trustee of Bryant University in 2012. She served as a director of SFN Group, Inc. from 2005 to 2011 and ChoicePoint Inc. from 2005 to 2008. Anne is a Governor and Chairman Emeritus of the Boys and Girls Clubs of America. Anne is a member of the board of directors of The Rhode Island Foundation.

Anne has extensive knowledge and experience in banking and finance, human resources and development, risk management, organizational leadership and design, and board practices of other public companies (including lead director, compensation committee chairmanship and audit committee experience) that strengthen the Board’s collective qualifications, skills, and experience.

Class II Directors (Terms expire at Belo’s 2015 annual meeting)

Peter A. Altabef Age 53	Director since July 2011

Peter Altabef has served as president and chief executive officer of MICROS Systems, Inc. since January 2013. He previously served as Senior Advisor to 2M Companies, Inc., a private investment firm, from January through December 2012. Peter is the former president of Dell Services, the global IT services and business solutions unit of Dell Inc., a position held from November 2009 through March 2011. He served as president and CEO of Perot Systems Corporation, a global information technology and business process solutions provider, from September 2004 until November 2009 when the company was acquired by Dell Inc. He joined Perot Systems Corporation in 1993 and held other senior positions prior to 2004 and served as a director of Perot Systems from September 2004 until November 2009. Prior to joining Perot Systems, Peter was a partner in the Dallas law firm of Hughes & Luce LLP (now known as K&L Gates LLP). Peter serves on the board of MICROS Systems, Inc., Merit Energy Company, and the advisory board of Petrus Trust Company, LTA. He is a past member of the Americas International Advisory Council of the International Business Leaders Forum (IBLF) and the advisory board of the Institute for Law and Technology of the Center for American and International Law.

Peter possesses extensive business and leadership experience in large organizations, knowledge and background in accounting, finance, law, risk management, technology, operations and marketing, securities and corporate governance, and public and private company board experience that, coupled with his formal legal training, serve to strengthen the Board’s collective qualifications, skills, and experience.

Henry P. Becton, Jr.	Director since May 1997
Age 69	Nominating and Corporate Governance Committee Chairman Lead Director

Henry Becton served as president of WGBH Educational Foundation, a public media organization, from 1984 until October 2007, when he was named vice chairman. He served as WGBH’s general manager from 1978 until 1999. He has served as a director of Becton Dickinson and Company since 1987 and has served as its lead director since February 1, 2005. Since 1990, Henry has been a trustee or director of various DWS investment trusts or companies representing 111 mutual funds advised by Deutsche Bank. Henry served as a director of The Providence Journal Company from 1992 to 1997. Henry is a former chairman of the Association of Public Television Stations and is a member of the boards of directors of the PBS Foundation, Public Radio International, and Public Radio Exchange.

Henry’s extensive media industry experience, his current and past roles as a chairman and director of many media industry organizations, his accounting and finance knowledge, and his public company board, business and financial experience (including lead director, audit committee chairmanship and financial expert, compensation committee and governance committee experience) all serve to strengthen the Board’s collective qualifications, skills, and experience.

James M. Moroney III	Director since February 2008
Age 56

Jim Moroney has served as executive vice president of A. H. Belo since December 2007 and continues to serve as publisher and Chief Executive Officer of The Dallas Morning News, a position he has held since June 2001. Previously, Jim held several executive positions with Belo, including president of Belo Interactive, Inc. from its formation in May 1999 until June 2001, executive vice president of Belo from July 1998 through December 1999, with responsibilities for finance, treasury, and investor relations, and president/Television Group from January 1997 through June 1998, with responsibility for the operations of all of Belo’s television stations. Jim presently serves on the boards of the Associated Press, the Newspaper Association of America (NAA), American Press Institute (API), The Dallas Foundation, Cistercian Preparatory School in Dallas and the State Fair of Texas.

Jim’s extensive knowledge and experience in the media industry, finance, technology, and his broad leadership and business experience gained through his service as a member of private and non-profit boards all serve to strengthen the Board’s collective qualifications, skills, and experience.

Lloyd D. Ward	Director since July 2001
Age 64

Lloyd Ward has been chairman and chief executive officer of CleanTech Solutions Worldwide, LLC, an environmental recycling venture, since January 2010. Since April 2003, he has also served as chairman of BodyBlocks Nutrition Systems, Inc., a manufacturer of snack food and beverages, and, since September 2006, he has served as chief executive officer and general manager of Yuanzhen Org Dairy Co. Ltd., an Inner Mongolia Sino-American Joint Venture producing organic milk in China. Lloyd was chief executive officer and secretary general of the United States Olympic Committee from October 2001 until March 2003, and was chairman and chief executive officer of iMotors from January 2001 until May 2001. He was chairman and chief executive officer of Maytag Corporation from August 1999 to November 2000, president and chief operating officer from 1998 to August 1999, and executive vice president from 1996 to 1998.

As a result of these and other professional experiences, Lloyd has significant knowledge of and experience in leading both large public and private organizations, marketing, branded consumer products, finance, and capital markets that strengthen the Board’s collective qualifications, skills, and experience.

PROPOSAL TWO: APPROVAL OF THE BELO 2013 EXECUTIVE COMPENSATION PLAN

Subject to the approval of the Company’s shareholders, our Board of Directors adopted the Belo 2013 Executive Compensation Plan (the “2013 Plan”) effective as of March 1, 2013. As described below, the 2013 Plan would continue to provide long-term and short-term incentives to executives, key employees and directors (“Participants”) that are similar to those provided by the Company’s Amended and Restated 2004 Executive Compensation Plan (the “2004 Plan”), its 2000 Executive Compensation Plan (the “2000 Plan”) and its 1995 Executive Compensation Plan (the “1995 Plan,” and together, the “Existing Plans”). The 2004 Plan was approved by shareholders in 2004 and reapproved by shareholders in 2009. The 2009 reapproval did not increase the number of shares available under that plan and no other plans have been proposed to shareholders since 2004.

The 2013 Plan is designed to align Participants’ interests with those of our shareholders by providing Participants with incentives that increase in value when the price of our common stock increases. The Compensation Committee of the Board of Directors (the “Compensation Committee”), and the Board believe that the ability to provide equity compensation has been, and will continue to be, important to the Company’s ability to continue to attract, retain, and motivate individuals in the competitive labor markets in which we compete. The 2013 Plan, if approved by shareholders, will supplement the Existing Plans. Currently, only 845,100 shares remain available for awards under the Existing Plans.

The Compensation Committee approved and recommended that the Board approve the 2013 Plan, which would increase the number of shares of common stock available under plans by 10 million, based on the Compensation Committee’s estimate that this number has a reasonable probability of being sufficient to cover awards for the next several years. No more than 6 million of the 10 million will be issued or transferred as restricted stock, restricted stock units, deferred shares, or other share-based awards. The Board subsequently approved the 2013 Plan, subject to shareholder approval. In determining the number of shares available under the 2013 Plan, the Compensation Committee and the Board considered the historical amounts of equity awards the Company has granted in the past five years. In 2009, 2010, 2011, 2012, and 2013 to date, the Company has granted equity awards relating to a total of approximately 1,327,260 shares, 1,042,300 shares, 871,253 shares, 1,037,173 shares, and 840,500 shares, respectively, assuming for each year the Company’s performance is at target for all future measurement periods. As such, the Company’s share usage rate has been less than two percent (2%) of shares of common stock outstanding per year. The Compensation Committee and Board intend to continue to consider the awards of equity-based compensation in a manner that effectively attracts, retains, and motivates individuals to create long-term value in line with shareholders’ interests.

In determining the number of shares subject to the 2013 Plan, the Compensation Committee and the Board also considered the total amount of awards outstanding. As of March 1, 2013, the Company had outstanding grants of stock options for 5,431,347 shares of Series B common stock (a substantial majority of which options have an exercise price substantially in excess of current market prices) and, assuming the Company’s performance is at target for all future measurement periods, 2,383,790 unvested restricted stock units. As a result, and based on that assumption regarding the Company’s future performance, our approximately 7.9 million shares relating to outstanding awards (sometimes referred to as “overhang”) represent approximately 7.7% of the total of our outstanding shares of Series A common stock and Series B common stock.

The Compensation Committee is also guided by the advice of its independent compensation consultant when making equity awards. The consultant’s advice takes into account the typical share usage rates of the Company’s media and general industry peers, as well as the potential dilutive effects of various equity awards.

Although the terms of the 2013 Plan specify the maximum number of shares that may be subject to awards under the 2013 Plan, the actual grant of awards to executive officers and directors will continue to be subject to the Compensation Committee’s and the Board’s discretion. The Compensation Committee and the Board believe they have been judicious in granting such awards and have evidenced an appropriate sensitivity to minimizing the dilution to shareholders that results from such awards.

Shareholders should also consider the Company’s stock ownership guidelines, which set stock ownership expectations for directors and executive officers. We believe that our directors and executive officers should have a financial stake in the Company to increase the alignment of their interests with those of our shareholders. The stock ownership guidelines for our directors and executive officers are described on page 42. The Compensation Committee annually reviews each executive officer’s progress toward meeting the stock ownership guidelines.

Shareholder approval of the 2013 Plan is also sought for regulatory and tax purposes including qualification of certain awards under the 2013 Plan as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The 2013 Plan is substantially similar to the 2004 Plan, under which stock-based awards currently are granted to directors, executive officers and other key employees. In addition, the 2013 Plan includes a performance-based cash incentive opportunity similar to the incentive opportunity currently available under the 2004 Plan. (See “Annual Cash Incentive Opportunity” under “Executive Compensation — Elements of 2012 Executive Compensation” beginning on page 39.) The Company currently intends to continue to issue restricted stock units and non-qualified stock options to employees and non-employee directors, as provided under the Existing Plans, until all shares available under the Existing Plans have been used.

The following summary of the 2013 Plan is qualified in its entirety by reference to the full text of the 2013 Plan, which is set forth in Exhibit I to this proxy statement.

General

The goal of the 2013 Plan is to provide appropriate incentives that will allow the Company to attract and retain the best available talent and to encourage the directors and participating employees to put forth their maximum efforts for the success of the Company’s business, thereby serving the best interests of the Company and its shareholders.

All executive officers and other key employees of the Company and its subsidiaries and the Company’s non-employee directors are eligible to participate in the 2013 Plan. Approximately 148 individuals currently participate in the 2004 Plan, 115 individuals currently participate in the 2000 Plan and 32 individuals currently participate in the 1995 Plan. Subject to shareholder approval of the 2013 Plan, it is anticipated that a comparable number of employees, together with the Company’s non-employee directors, will participate in the 2013 Plan.

The 2013 Plan is a flexible plan that provides the Compensation Committee with discretion to fashion the terms of awards to provide eligible Participants with stock-based incentives and performance-based bonus opportunities, payable in cash or stock as the Compensation Committee deems appropriate. The 2013 Plan permits the issuance of awards in a variety of forms, including: (1) non-qualified and incentive stock options, (2) appreciation rights, (3) restricted stock and restricted stock units, (4) deferred shares, (5) performance shares and performance units, (6) performance bonus opportunities (which we refer to as ECP Bonuses) that become payable annually upon achievement of specified Management Objectives (as defined below), and (7) other awards determined by the Compensation Committee.

The 2013 Plan provides for the issuance of up to 10,000,000 shares of common stock, subject to adjustment. See “Adjustments” below. Shares of common stock issued or transferred pursuant to the 2013 Plan will be shares of Series A common stock or Series B common stock, as determined by the Compensation Committee in its discretion. The number of shares of common stock available under the 2013 Plan will be adjusted to include shares that relate to awards which expire or are forfeited, or are transferred, surrendered or relinquished to or withheld by the Company in satisfaction of the exercise price of an option or in satisfaction of any tax withholding amount, or are paid in cash in lieu of shares.

On March 13, 2013, the market value of a share of Series A common stock was $9.40, and the market value of a share of Series B common stock is assumed to be the same as a Series A share.

The 2013 Plan will expire on the tenth anniversary of the date on which it is approved by the Belo shareholders. No further awards will be made under the 2013 Plan on or after such tenth anniversary.

Administration of the 2013 Plan

Unless the administration of the 2013 Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the 2013 Plan will be administered by the Compensation Committee, which at all times will consist of two or more directors appointed by the Board, all of whom will (1) meet all applicable independence requirements of the New York Stock Exchange, and (2) qualify as “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as “outside directors” as defined in regulations adopted under Section 162(m) of the Code, as such terms are amended from time to time. Except as described herein, the Compensation Committee has the full authority and discretion to administer the 2013 Plan and to take any action that is necessary or advisable in connection with the administration of the 2013 Plan, including, without limitation, the authority and discretion to interpret and construe any provision of the 2013 Plan or of any agreement, notification or document evidencing the grant of an award.

Awards under the 2013 Plan

Stock Options.    The Compensation Committee may from time to time authorize grants of stock options to any Participant upon such terms and conditions as it may determine in accordance with the provisions of the 2013 Plan. The Compensation Committee in its discretion will determine the number of shares of common stock subject to stock options to be granted to each Participant. The Compensation Committee may grant non-qualified stock options, incentive stock options or a combination thereof to Participants. Stock options granted under the 2013 Plan will provide for the purchase of common stock at prices not less than 100% of the market value thereof on the date the stock option is granted. No stock option granted will be exercisable more than ten years from the date of grant.

Stock options granted under the 2013 Plan will be exercisable at such times and subject to such restrictions and conditions as the Compensation Committee shall approve. Each grant will specify that the exercise price is payable (1) in cash, by check acceptable to Belo or wire transfer, (2) by the actual or constructive transfer to Belo of shares of common stock already owned by the Participant, (3) with the consent of the Compensation Committee, by withholding a number of shares otherwise issuable to a Participant having a market value equal to the exercise price, (4) in a combination of such methods of payment, or (5) such other method approved by the Compensation Committee.

Each grant may also specify the required periods of continuous service by the Participant with Belo or any subsidiary and/or the Management Objectives to be achieved before the stock options or installments thereof will become exercisable, and any grant may provide for the earlier exercise of the stock options in the event of a change in control (as defined below) or other similar transaction or event.

Neither the Compensation Committee nor the Board will authorize the amendment of any outstanding stock option to reduce the option price without the further approval of the shareholders of the Company, and no stock option will be cancelled and replaced with stock options having a lower option price without the further approval of the shareholders of the Company. The limitations described in this paragraph are not intended to prohibit adjustments permitted in the event of a stock split, stock dividend, merger, consolidation, or other corporate event or transaction as described in the 2013 Plan. See “General Terms for Awards — Adjustments” below.

Appreciation Rights.    The Compensation Committee may from time to time authorize grants of appreciation rights to any Participant upon such terms and conditions as it may determine in accordance with the provisions of the 2013 Plan. Appreciation rights may be granted in tandem with stock options or separate and apart from a grant of stock options. An appreciation right will be a right of the Participant to receive from the Company upon exercise an amount which will be determined by the Compensation Committee at the date of grant and will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. “Spread” means the excess of the market value per share of the common stock on the date the appreciation right is exercised over (1) the exercise price of the related stock option or (2) if there is no tandem stock option, the grant price provided for in the appreciation right, in either case multiplied by the number of shares of common stock in respect of which the appreciation right is exercised.

Each grant of an appreciation right made in tandem with stock options will specify the option price and any grant not made in tandem with stock options will specify the grant price, which in either case will not be less than 100% of the market value of the common stock on the date of grant. No appreciation right will be exercisable more than 10 years from the date of grant.

Any grant may specify that the amount payable upon exercise of an appreciation right may be paid by the Company in cash, shares of common stock having an aggregate market value per share equal to the Spread or any combination thereof, as determined by the Compensation Committee in its sole discretion. Any grant may also specify that the amount payable on exercise of an appreciation right may not exceed a maximum amount specified by the Compensation Committee at the date of grant.

Each grant may specify the required periods of continuous service by the Participant with the Company or any subsidiary and/or the Management Objectives to be achieved before the appreciation rights or installments thereof will become exercisable, and any grant may provide for the earlier exercise of the appreciation rights in the event of a change in control or other similar transaction or event. Each grant will provide that no appreciation right may be exercised except at a time when the Spread is positive and, with respect to any grant made in tandem with stock options, when the related stock option is also exercisable.

Deferred Shares.    The Compensation Committee may from time to time authorize grants or sales to any Participant of deferred shares upon such terms and conditions as it may determine in accordance with the provisions of the 2013 Plan. Each grant or sale will constitute the agreement by Belo to issue or transfer shares of common stock to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the deferral period of such conditions as the Compensation Committee specifies. Each grant or sale will provide that the deferred shares will be subject to a deferral period fixed by the Compensation Committee on the date of grant, and any grant or sale may provide for early termination of the deferral period in the event of a change in control or other similar transaction or event. Each grant or sale may be made without additional consideration or in consideration of a payment by the Participant of an amount that is less than the market value of the common stock on the date of grant.

During the deferral period, the Participant will not have any right to transfer any rights under the deferred shares, any rights of ownership in the deferred shares, or any right to vote the deferred shares. The Compensation Committee can authorize the payment of dividend equivalents on the deferred shares in cash or shares of common stock on a current, deferred, or contingent basis.

Restricted Stock.    The Compensation Committee may from time to time authorize grants or sales to any Participant of restricted stock upon such terms and conditions as it may determine in accordance with the provisions of the 2013 Plan. Each grant or sale will constitute an immediate transfer of the ownership of shares of common stock to the Participant in consideration of the performance of services, entitling such Participant to voting and other ownership rights, but subject to the restrictions hereinafter referred to. Each grant or sale may limit the Participant’s dividend rights during the period in which the shares of restricted stock are subject to any such restrictions. Each such grant or sale may be made without additional consideration or in consideration of a payment by the Participant that is less than the market value of the common stock on the date of grant or sale.

Each grant or sale will establish restrictions, such as required periods of continuous service, or other restrictions, including restrictions that constitute a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the regulations thereunder. Any grant or sale may provide for the earlier termination of any such restrictions in the event of a change in control or other similar transaction or event. Each grant or sale may specify the Management Objectives, if any, that are to be achieved in order for the restrictions to lapse.

Each grant or sale will provide that during the period for which such restrictions continue, the transferability of the restricted stock will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee at the date of grant (which restrictions may include, without limitation, rights of repurchase or first refusal of Belo or provisions subjecting the restricted stock to continuing restrictions in the hands of any transferee).

Restricted Stock Units.    The Compensation Committee may from time to time authorize grants or sales to any Participant of restricted stock units upon such terms and conditions as it may determine in accordance with the provisions of the 2013 Plan. Each grant or sale will constitute the agreement by Belo to issue or transfer shares of common stock or cash in an amount equal to the value of a share of common stock to the Participant in the future in consideration of the performance of services, the attainment of Management Objectives or both. Each grant or sale may provide that the restricted stock units will be settled in cash or in shares on a specified date or dates, which will be fixed by the Compensation Committee on the date of grant, and any grant or sale may provide for the acceleration of payment in the event of a change in control or other similar transaction or event. Prior to the settlement of any restricted stock unit, the Participant will not have any right to transfer any rights under the restricted stock units or the underlying shares, will not have any rights of ownership in the restricted stock units or the underlying shares, and will not have any right to vote the restricted stock units or the underlying shares. However, the Compensation Committee may on or after the date of grant authorize the payment of dividend equivalents on such shares in cash or common stock on a current, deferred or contingent basis.

Performance Shares and Performance Units.    The Compensation Committee may from time to time authorize grants to any Participant of performance shares and performance units, which will become payable upon achievement of specified Management Objectives during the performance period established by the Compensation Committee, upon such other terms and conditions as it may determine in accordance with the provisions of the 2013 Plan.

Each grant will specify the time and manner of payment of performance shares or performance units that have become payable, which payment may be made in (1) cash, (2) shares of common stock having a market value equal to the aggregate value of the performance shares or performance units which have become payable, or (3) any combination thereof, as determined by the Compensation Committee in its discretion at the time of grant.

Each grant of a performance share or a performance unit may also contain such terms and provisions, consistent with the 2013 Plan, as the Compensation Committee may approve, including provisions relating to the payment of performance shares or performance units upon a change in control or other similar transaction or event.

Any grant of performance shares may specify that the amount payable with respect to such performance shares may not exceed a maximum amount specified by the Compensation Committee on the date of grant. Any grant of performance units may specify that the amount payable, or the number of shares of common stock issued, with respect to such performance units may not exceed maximums specified by the Compensation Committee on the date of grant.

Executive Compensation Plan Bonuses.    The Compensation Committee may from time to time authorize payment of annual incentive compensation in the form of an ECP Bonus to an employee Participant, which will become payable upon achievement of specified Management Objectives during a 12-month performance period. ECP Bonuses will be payable upon such terms and conditions as the Compensation Committee may determine in accordance with the provisions of the 2013 Plan. The Compensation Committee will specify the time and manner of payment of an ECP Bonus that becomes payable, which payment may be made (1) in cash, (2) shares of common stock having a market value equal to the aggregate value of the bonus that has become payable or (3) any combination thereof, as determined by the Compensation Committee in its discretion on or before the time of payment. ECP Bonuses will be paid no later than March 15 of the year following the end of the performance period. In the event of a change in control during a performance period, each ECP Bonus will be determined at the greater of the target level of achievement or the actual level of achievement of the Management Objectives at the time of the change in control, without proration for a performance period of less than 12 months, and will be paid no later than 60 days after the change in control.

Other Awards.    Subject to applicable law and the provisions of the 2013 Plan, the Compensation Committee may authorize grants to an employee Participant of other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common stock, awards with value and payment contingent upon performance of Belo or specified subsidiaries, affiliates or other business units of Belo or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of the common stock or the value of securities of, or the performance of, specified subsidiaries or affiliates or other business units of Belo.

The Compensation Committee will determine the terms and conditions of such awards. Shares of common stock delivered pursuant to an award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of common stock, other awards, notes or other property, as the Compensation Committee will determine. Cash awards, as an element of or supplement to any other award granted under the 2013 Plan, may also be granted as another award.

The Compensation Committee may grant shares of common stock as a bonus, or may grant other awards in lieu of obligations of Belo or a subsidiary to pay cash or deliver other property under the 2013 Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Compensation Committee in a manner that complies with Section 409A of the Code.

Management Objectives.    The Compensation Committee has broad discretion in its establishment of performance criteria for Participants under the 2013 Plan. As used in the 2013 Plan, “Management Objectives” means the measurable performance objectives, if any, established by the Compensation Committee for a performance period that are to be achieved with respect to an award under the 2013 Plan. Management Objectives may be described in terms of Company-wide objectives (in other words, the performance of Belo and all of its subsidiaries) or in terms of objectives that are related to the performance of the individual Participant, or of the division, subsidiary, department, region, function or organizational unit within Belo or a subsidiary where the Participant receiving the award is employed or on which the Participant’s efforts have the most influence. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies or subsidiaries, and may be made relative to an index or one or more of the performance objectives themselves.

The Management Objectives applicable to any award to a Participant who is, or is determined by the Compensation Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision) will be based on one or more of the following performance measures (excluding the effect of extraordinary or nonrecurring items): earnings per share; earnings before interest, taxes, depreciation and amortization (EBITDA); net income; net operating profit; revenue; operating margins; share price; total shareholder return; return on invested capital; return on shareholder equity; return on assets; working capital targets; reduction in fixed costs; debt reduction; market share; customer service measures or indices; expense management; operating income (including non-pension operating income); pre- or after-tax income; cash flow or cash flow per share (in either case, before or after dividends); gross margin; gross profit; operating profit; sales; and industry-specific measures of audience or revenue share.

If the Compensation Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of Belo, or the manner in which Belo conducts its business, or any other events or circumstances, the Management Objectives are no longer suitable, the Compensation Committee may in its discretion modify the Management Objectives or the related minimum acceptable level of achievement, in whole or in part, with respect to a performance period as the Compensation Committee deems appropriate and equitable, except where taking action would result in the loss of the otherwise available exemption of an award as performance-based compensation under Section 162(m) of the Code (other than in connection with a change in control). In those cases, the Compensation Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement.

Awards for Non-employee Directors

Each non-employee director of the Company may be granted awards under the 2013 Plan in payment of all or a portion of the director’s annual compensation from the Company on such terms and conditions as may be established by the Compensation Committee from time to time. The form and terms of awards to non-employee directors under the 2013 Plan will be determined by the Compensation Committee in its discretion subject to the terms of the 2013 Plan, but unless the Compensation Committee decides otherwise, awards to non-employee directors under the 2013 Plan will be in the form of restricted stock units. As described in “Limitation on Awards” below, there is a maximum number of shares of common stock that can be awarded to any individual non-employee director regarding a single year of service. To the extent permitted by Section 409A of the Code, the Compensation Committee may permit a non-employee director to elect the date or dates on which an award will be paid. Any portion of the non-employee director’s compensation that is not paid in an equity award will be paid in cash.

If an individual is elected to the Board of Directors on a date other than the date of an annual shareholders meeting, the director’s compensation will be prorated for less than a full year of service as a director, and the prorated compensation will be paid in the form of an award valued as of the date of the director’s election to the Board and cash as described in the preceding paragraph.

General Terms for Awards

Adjustments.    Upon (1) a stock dividend, stock split, reverse stock split, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of Belo (each, a “Share Change”), or (2) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, disaffiliation (including, without limitation, as a result of a public offering, or a spinoff or sale by Belo, of the stock of a subsidiary or an affiliate) or a sale of a division of Belo or its affiliates, or similar event affecting Belo or any of its subsidiaries (each, a “Corporate Transaction”), the Compensation Committee or the Board of Directors will in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the 2013 Plan, (B) the 2013 Plan’s various maximum limitations upon certain types of awards and upon the grants to individuals of certain types of awards, (C) the number and kind of shares or other securities subject to outstanding awards, and (D) the option price or grant price of outstanding stock options and stock appreciation rights.

In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such awards, as determined by the Compensation Committee or the Board in its sole discretion; (2) the substitution of other property (including, without limitation, cash or other securities of Belo and securities of entities other than Belo) for the shares subject to outstanding awards; and (3) in connection with any disaffiliation, arranging for the assumption of awards, or replacement of awards with new awards based on other property or other securities (including, without limitation, other securities of Belo and securities of entities other than Belo), by the affected subsidiary, affiliate, or division or by the entity that controls such subsidiary, affiliate, or division following such disaffiliation.

The Compensation Committee may adjust in its sole discretion the Management Objectives applicable to any awards to reflect any unusual or non-recurring events and other extraordinary items, the effect of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other of the Company’s SEC filings, provided that in the case of Management Objectives applicable to any awards intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, such adjustment does not result in the failure to so qualify.

Effect of Termination.    Each agreement evidencing an award may contain provisions relating to the effect upon the award of a Participant’s termination of service by reason of retirement, death, disability or otherwise.

Change in Control.    Under the 2013 Plan, a change in control means the first to occur of the following events:

(1)	individuals who, as of March 1, 2013, were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after March 1, 2013, whose election, or nomination for election, by Belo’s shareholders was approved by a vote of at least a majority of the Incumbent Directors will be considered as though such individual were an Incumbent Director, other than any such individual whose assumption of office after March 1, 2013, occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”), other than the Board;

(2)

the consummation of (A) a merger, statutory share exchange, consolidation or similar form of corporate transaction involving Belo or its subsidiaries (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) a sale or other disposition of all or substantially all the assets of Belo or the acquisition of assets or securities of another entity by Belo or any of its subsidiaries (a “Sale”), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act) (or a successor rule thereto), of shares of Belo’s common stock (“Outstanding Company Common Stock”) or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization or Sale (the “Company Voting Securities”) beneficially own, directly or indirectly, more than 50% of both the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Reorganization or Sale (including, without limitation, an entity that, as a result of such transaction, owns Belo or all or substantially all of Belo’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the Outstanding Company Common Stock or outstanding Company Voting Securities, as the case may be, (2) no Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing Entity) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the Continuing Entity or the combined voting power of the then-outstanding voting securities of the Continuing Entity, except in either case to the extent that such ownership existed at Belo prior to the Reorganization or Sale and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity, immediately following consummation of the Reorganization or Sale, were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(3)	the shareholders of Belo approve a plan of complete liquidation or dissolution of Belo; or

(4)	any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of Belo representing 30% or more of the Outstanding Company Common Stock or Company Voting Securities; provided, however, that for purposes of this subparagraph (4), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from Belo, (B) any acquisition by Belo or any Subsidiary, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Belo or any Subsidiary, (D) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (E) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of subparagraph (2) above.

For purposes of applying the provisions of items (2)(B)(2) and (4) above at any time on or after March 1, 2013, neither Robert W. Decherd nor any person or entity holding voting securities of the Continuing Entity or the Company, as applicable, over which Robert W. Decherd has sole or shared voting power will be considered to be the beneficial owner of 30% or more of such voting securities.

Limitations on Awards

Awards under the 2013 Plan will be subject to the following limitations, as such limitations may be adjusted as described in “General Terms for Awards — Adjustments” above:

(a) No more than 6 million shares will be issued or transferred as restricted stock, restricted stock units, deferred shares or other share-based awards.

(b) No more than 10 million shares may be issued as incentive stock options.

(c) The maximum aggregate number of shares of common stock that may be subject to stock options or appreciation rights granted to an employee Participant during any calendar year will not exceed 1 million, subject to adjustment. The foregoing limitation will apply without regard to whether the applicable award is settled in cash or in shares of common stock.

(d) The maximum aggregate number of shares of common stock that may be subject to deferred shares, performance shares, restricted shares, restricted stock units or other awards granted or sold to an employee Participant during any calendar year will not exceed [1 million], subject to adjustment. The foregoing limitation will apply without regard to whether the applicable award is settled in cash or in shares of common stock.

(e) The maximum aggregate cash value of payments to any employee participant for any performance period pursuant to an award of performance units or other cash awards will not exceed $5 million.

(f) The maximum annual ECP Bonus paid to any employee Participant will not exceed $5 million.

(g) The maximum aggregate number of shares of common stock subject to awards that may be awarded to a non-employee director for a year of service shall have a value that does not exceed one hundred percent (100%) of the director’s annual compensation from the Company, as such compensation may be adjusted from time to time.

Common stock issued or transferred under awards granted under the 2013 Plan in conversion or substitution of awards held by awardees of any entity acquired by Belo or a subsidiary will not count against the aggregate share limit or the limit described in (a) above. Additionally, shares available under certain plans from another entity that Belo may assume in connection with corporate transactions may be available for certain awards under the 2013 Plan, under circumstances further described in the 2013 Plan, but will not count against the aggregate share limit for the 2013 Plan.

Transferability; Amendments; Termination

Unless the Compensation Committee determines otherwise, (1) no award will be transferable by a Participant other than by will or the laws of descent and distribution and (2) no stock option or appreciation right granted to a Participant will be exercisable during the Participant’s lifetime by any person other than the Participant or, in the case of non-qualified options, his or her guardian or legal representative.

The 2013 Plan may be amended from time to time by the Compensation Committee or the Board but may not be amended without further approval by the shareholders of the Company if such amendment would result in the 2013 Plan failing to satisfy any applicable requirements of the New York Stock Exchange, Rule 16b-3 of the Exchange Act or Section 162(m) of the Code. The Board of Directors may terminate the 2013 Plan at any time; provided, that no such termination will adversely affect any outstanding awards under the 2013 Plan.

Benefits under the 2013 Plan

The benefits that will be paid in the future under the 2013 Plan are currently not determinable. No awards have been granted under the 2013 Plan. A presentation of the benefits awarded to the senior executives under the Existing Plans for the 2012 fiscal year may be found in “Executive Compensation — Summary Compensation Table” and “— Grants of Plan-Based Awards in 2012” on pages 43 and 44, respectively.

Federal Income Tax Consequences

The following summary of the federal income tax consequences of the 2013 Plan is not comprehensive and is based on current income tax laws, regulations and rulings.

Non-Qualified Stock Options.    Non-qualified stock options do not qualify for the special tax treatment accorded to incentive stock options under the Code. Although an optionee does not recognize income at the time of the grant of the option, he or she recognizes ordinary income upon the exercise of a non-qualified option in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and the amount of the exercise price.

As a result of the optionee’s exercise of a non-qualified stock option, the Company will be entitled to deduct as compensation an amount equal to the amount included in the optionee’s gross income. The Company’s deduction will be taken in the Company’s taxable year in which the option is exercised.

The excess of the fair market value of the stock on the date of exercise of a non-qualified stock option over the exercise price is not an item of tax preference for alternative minimum tax purposes.

Incentive Stock Options.    An optionee does not recognize income upon the grant of an incentive stock option. Subject to the effect of the alternative minimum tax, discussed below, if an optionee exercises an incentive stock option in accordance with the terms of the option and does not dispose of the shares acquired within two years from the date of the grant of the option or within one year from the date of exercise, the optionee will not recognize any income by reason of the exercise and the Company will be allowed no deduction by reason of the grant or exercise. The optionee’s basis in the shares acquired upon exercise will be the amount paid upon exercise. If the optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, his or her gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of his or her gain or loss will be the difference between the amount realized on the disposition of the shares and his or her basis in the shares. Belo generally will not be entitled to any income tax deduction upon disposition of the shares.

If an optionee disposes of the shares within two years from the date of grant of the option or within one year from the date of exercise (an “Early Disposition”), the optionee generally will recognize ordinary income at the time of such Early Disposition which will equal the excess, if any, of the lesser of (1) the amount realized on the Early Disposition, or (2) the fair market value of the shares on the date of exercise, over the optionee’s basis in the shares. The Company will be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on the Early Disposition of such shares over the fair market value of the shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period of the shares, provided the optionee holds the shares as a capital asset at the time of Early Disposition. Belo generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee upon an Early Disposition.

The excess of the fair market value of the shares at the time the incentive stock option is exercised over the exercise price for the shares is an item of “tax preference” for alternative minimum tax purposes.

Appreciation Rights.    Recipients of appreciation rights do not recognize income upon the grant of awards. When a recipient elects to receive payment under an appreciation right, he or she recognizes ordinary income in an amount equal to the cash and/or fair market value of shares received, and the Company is entitled to a deduction equal to such amount.

Deferred Shares and Restricted Stock Units.    Recipients of deferred shares or restricted stock units will generally recognize ordinary income equal to the fair market value of shares on the date that the shares are distributed to the recipient. Belo will be entitled to a tax deduction for the same amount. The holding period to determine whether a recipient has long-term or short-term capital gain or loss on a subsequent sale will generally begin when the shares are transferred to the recipient, and a recipient’s tax basis for the shares will generally equal the fair market value of the shares on the same date.

Restricted Stock.    Grantees of restricted stock generally do not recognize income at the time of the grant. However, when shares of restricted stock become free from any restrictions, grantees recognize ordinary income in an amount equal to the fair market value of the stock on the date all restrictions are satisfied, and Belo will receive a corresponding deduction. Alternatively, the grantee of restricted stock may, pursuant to Section 83(b) of the Code, elect to recognize income upon the grant of the stock and not at the time the restrictions lapse, in which event Belo would receive a corresponding deduction at that time.

Performance Shares and Performance Units.    Grantees of performance shares and performance units do not recognize income at the time of grant. When performance shares or performance units are paid, grantees recognize ordinary income in an amount equal to the fair market value of the shares or units paid, and Belo will receive a corresponding deduction.

Change in Control.    If there is an acceleration of the vesting or payment of benefits and/or an acceleration of the exercisability of stock options upon a change in control, all or a portion of the accelerated benefits may constitute “excess parachute payments” under Section 280G of the Code. The employee receiving an excess parachute payment incurs an excise tax of 20% of the amount of the payment in excess of the employee’s average annual compensation over the five calendar years preceding the year of the change in control, and the Company is not entitled to a deduction for a similar amount.

Limitation on Deduction.    Section 162(m) of the Code provides that no deduction will be allowed for certain remuneration with respect to a covered employee (within the meaning of Section 162(m) of the Code) to the extent such remuneration exceeds $1 million per taxable year. Section 162(m) does not apply to compensation payable solely on account of the attainment of one or more performance goals if (1) the goals are determined by a committee of two or more outside directors, (2) the material terms under which the remuneration will be paid, including the goals, are disclosed to shareholders and approved by a majority of the shareholders, and (3) except in the case of appreciation rights and eligible stock options, the Compensation Committee certifies that the goals have been met before the compensation is paid to the covered employee. Compensation arising from appreciation rights and stock options in which the exercise price is no less than the fair market value on the date of grant constitutes compensation on account of attainment of a performance goal as long as the shareholders approve the 2013 Plan, including the maximum number of shares that may be granted to a Participant over a specific time period.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required for approval of the Belo 2013 Executive Compensation Plan.

The Board of Directors recommends a vote FOR Proposal Two, approval of the Belo 2013 Executive Compensation Plan.

PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as Belo’s independent auditors for the year ended December 31, 2012. The Audit Committee has appointed Ernst & Young LLP to serve in such capacity for 2013, and as a matter of good corporate governance the Company has determined to submit the appointment of Ernst & Young LLP for ratification by the shareholders. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will consider the appointment of other independent registered public accounting firms.

Representatives of Ernst & Young LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions presented at the annual meeting.

The table below sets forth the Ernst & Young LLP fees related to the audits of our financial statements for the years ended December 31, 2012 and December 31, 2011 and the reviews of our financial statements for the quarterly periods within those years, and all other fees Ernst & Young LLP has billed us for services rendered during the years ended December 31, 2012 and December 31, 2011:

	2012	2011
Audit Fees (consist of the audit of the annual consolidated financial statements, reviews of the quarterly consolidated financial statements, procedures to attest to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and assistance with SEC filings)	$670,000	$645,000
Audit-Related Fees (consist of audits of employee benefit plans and consultations on financial accounting and reporting, and an annual subscription to EYOnline)	$181,288	$248,660
Tax Fees (consist of assistance with the preparation of federal and state tax returns and consultations related to the tax implications of certain transactions)	$75,000	$79,980
All Other Fees	$—	$—

The Audit Committee has adopted a policy and procedures that set forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young LLP before the firm is retained to provide such services. The policy requires Audit Committee pre-approval of the terms and fees of the annual audit services engagement, as well as any changes in terms and fees resulting from changes in audit scope or other items. The Audit Committee also pre-approves, on an annual basis, other audit services, and audit-related and tax services set forth in the policy, subject to estimated fee levels pre-approved by the Committee. Any other services to be provided by the independent auditors must be separately pre-approved by the Audit Committee. In addition, if the fees for any pre-approved services are expected to exceed by 5% or more the estimated fee levels previously approved by the Audit Committee, the services must be separately pre-approved by the Committee. As a general guideline, annual fees paid to the independent auditors for services other than audit, audit-related, and tax services should not exceed one-half the dollar amount of fees to be paid for these three categories of services collectively. The Audit Committee has delegated to the Committee chairman and other Committee members the authority to pre-approve services in amounts up to $500,000 per engagement. Services pre-approved pursuant to delegated authority must be reported to the full Committee at its next scheduled meeting. The Company’s Chief Financial Officer or the independent auditors report periodically to the Audit Committee on the status of pre-approved services, including projected fees. All of the services reflected in the above table were approved by the Audit Committee.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote on this proposal is required for approval.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal Three, the ratification of the appointment of Ernst & Young LLP as Belo’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Introduction

Our Board periodically reviews and evaluates Belo’s corporate governance policies and practices in light of the Sarbanes-Oxley Act of 2002 and other legislation, SEC regulations, corporate governance listing standards adopted by the New York Stock Exchange (“NYSE”), and evolving best practices. The Board has formalized its corporate governance guidelines, approved a code of business conduct and ethics applicable to Belo’s directors, management and other Belo employees, and adopted a charter for each Board committee. The Nominating and Corporate Governance Committee reviews Belo’s corporate governance guidelines and Board committee charters annually and recommends changes to the Board as appropriate. Our corporate governance documents are posted on our website at www.belo.com under “About Belo — Corporate Governance,” and are available in print, without charge, upon written or oral request to Belo Corp., Attention: Secretary, 400 South Record Street, Dallas, Texas 75202-4841, (214) 977-6606. Belo’s corporate governance documents codify our existing corporate governance practices and policies.

Director Independence

To assist the Board in making determinations of a director’s independence, the Board has adopted independence standards, which are set forth in Belo’s corporate governance guidelines, the applicable portion of which is attached to this proxy statement as Appendix B. These standards incorporate the director independence criteria included in the NYSE listing standards, as well as additional, more stringent criteria established by the Board. The Board has determined that the following directors are independent under these standards: Peter Altabef, Henry Becton, Judy Craven, Wayne Sanders, Anne Szostak, Mac Tichenor, and Lloyd Ward. Each of the Audit, Compensation, and Nominating and Corporate Governance Committees is composed entirely of independent directors. In accordance with SEC requirements, NYSE listing standards and the independence standards set forth in Belo’s corporate governance guidelines, all members of the Audit Committee meet additional independence standards applicable to audit committee members.

Meetings of the Board and Shareholders

The Board held six meetings in 2012. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings held by the Board and (2) the total number of meetings held by all committees on which he or she served. Directors are expected to attend annual meetings of shareholders, and all of the current directors attended the 2012 annual meeting.

Committees of the Board

Each of the Board’s standing committees consists of independent directors Peter Altabef, Henry Becton, Judy Craven, Wayne Sanders, Anne Szostak, Mac Tichenor, and Lloyd Ward.

The Belo Board has the following standing committees:

Audit Committee.    Wayne Sanders chairs the Audit Committee. The Audit Committee is responsible for the appointment, compensation, and oversight of the independent auditors. The Audit Committee also represents the Board in overseeing Belo’s financial reporting processes and monitoring the Company’s enterprise risk management process and policies, and, as part of this responsibility, consults with our independent auditors and with personnel from Belo’s Internal Audit and financial staffs and others with respect to corporate accounting, reporting, risk management, and internal control practices. The Audit Committee met six times during 2012.

The Board has determined that at least one member of the Audit Committee meets the NYSE standard of having accounting or related financial management expertise. The Board has also determined that at least one member of the Audit Committee, Wayne Sanders, the chairman of the Audit Committee, meets the SEC criteria of an “audit committee financial expert.”

Compensation Committee.    Anne Szostak chairs the Compensation Committee. The Compensation Committee evaluates the performance of the Chief Executive Officer and sets her compensation level based on this evaluation. The Compensation Committee also approves the compensation of the other executive officers and compensation for non-employee directors, and administers, among other plans, the Company’s 1995 Executive Compensation Plan, 2000 Executive Compensation Plan, Amended and Restated 2004 Executive Compensation Plan (collectively, “Executive Compensation Plans”), The G. B. Dealey Retirement Pension Plan, the Belo Savings Plan, the Change in Control Severance Plan, the Pension Transition Supplement Plan, and the Pension Transition Supplement Restoration Plan. The Committee also has responsibility for senior executive succession planning and oversees the management of key risks associated with the Company’s compensation programs, policies and practices. The Compensation Committee met three times during 2012.

To assist the Committee and management in assessing and determining appropriate, competitive compensation for our executive officers and directors, the Committee annually engages an outside compensation consultant. Starting in February 2007, the Compensation Committee has annually engaged Mercer Human Resource Consulting (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“Marsh”), as its compensation consultant. The scope of Mercer’s engagement is to assist the Committee with its responsibilities related to the Company’s executive and Board-level compensation programs. For additional information regarding the operation of the Compensation Committee, including the role of consultants and management in the process of determining the amount and form of executive compensation, see the Company’s CD&A below.

Mercer’s fees for executive compensation consulting to the Committee through November 2012 were $127,696. These fees and the engagement of Mercer for executive compensation consulting services were pre-approved by the Committee in accordance with its Compensation/Benefits Consulting Services Pre-Approval Policy adopted in 2009. The Company has had a long-standing relationship with Mercer and/or its Marsh affiliates to provide other services, unrelated to executive compensation. During 2012, these services included property, casualty, and general liability risk analysis and insurance programs, as well as incidental benefit consulting relating to the Company’s retirement plans. The aggregate expense for these other services in 2012 was $236,760, exclusive of insurance premiums. The decision to engage Mercer or its Marsh affiliates for these other services unrelated to executive compensation consulting was made by Company management, and these services and related fees were not separately approved by the Compensation Committee or the Board.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is chaired by Henry Becton, who also serves as the Board’s Lead Director. The responsibilities of the Nominating and Corporate Governance Committee include the identification and recommendation of director candidates and the review of qualifications of directors for continued service on the Board. The Nominating and Corporate Governance Committee also has responsibility for shaping Belo’s corporate governance practices, including the development and periodic review of the corporate governance guidelines and the Board committee charters. The Committee also reviews any significant transactions between the Company and specified related persons. The Nominating and Corporate Governance Committee met three times in 2012.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers a variety of criteria, including an individual’s character and integrity; business, professional, and personal background; skills; current employment; community service; and ability to commit sufficient time and attention to the activities of the Board. It also may take into account any specific financial, technical or other expertise and the extent to which such expertise would complement the Board’s existing mix of skills and qualifications. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve a diversity of backgrounds and perspectives on the Board. The Board does not have a formal diversity policy, but does endeavor to comprise itself of members with a broad mix of professional and personal backgrounds. The Committee assesses the effectiveness of its criteria and its efforts at achieving a diversity of backgrounds and perspectives on the Board when evaluating and recommending new director candidates.

The Nominating and Corporate Governance Committee employs a variety of methods for identifying and evaluating director nominees. The Committee reviews the size and composition of the Board as part of the annual Board evaluation process and makes recommendations to the Board as appropriate. If vacancies on the Board are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the Committee’s attention through current Board members, shareholders, company employees, or other persons.

The policy of the Nominating and Corporate Governance Committee, as set forth in Belo’s corporate governance guidelines, is to consider a shareholder’s recommendation for nominee(s) when the shareholder supplies the information required for director nominations under the advance notice provisions set forth in Article II of Belo’s bylaws within the time periods set forth in such Article of the bylaws. Shareholders desiring to submit a nomination for director should consult Belo’s bylaws, which are available upon request. The Committee evaluates shareholder-recommended nominees based on the same criteria it uses to evaluate nominees from other sources.

After the Nominating and Corporate Governance Committee identifies a potential candidate, there is generally a mutual exploration process, during which Belo seeks to learn more about a candidate’s qualifications, background, and level of interest in Belo, and the candidate has the opportunity to learn more about Belo. A candidate may meet with members of the Nominating and Corporate Governance Committee, other directors, and senior management. Based on information gathered during the course of this process, the Nominating and Corporate Governance Committee makes its recommendation to the Board. If the Board approves the recommendation, the candidate is nominated for election by Belo’s shareholders. On occasion, the Board elects a director between annual meetings of shareholders. In those instances, the new director is nominated for re-election by Belo’s shareholders at the first annual meeting after his or her interim election to the Board.

The Board convenes executive sessions of non-management directors without Company management at each regularly-scheduled meeting. The Lead Director is responsible for presiding at the executive sessions of the non-management directors. In addition, the independent directors meet in executive session at least annually. Board committee chairs preside at executive sessions of their respective committees.

Board Leadership Structure

In connection with the Company’s spin-off of A. H. Belo in 2008, the Belo Board separated the positions of Chairman of the Board and Chief Executive Officer. Robert Decherd, the Company’s former Chief Executive Officer, serves as non-executive Chairman of the Board, and Dunia Shive serves as president and Chief Executive Officer. The Board believes that having our former Chief Executive Officer serve as non-executive Chairman of the Board was appropriate at the time of the spin-off because of his familiarity with the Company’s business. In addition, the Board has established the position of Lead Director in order to continue to provide a designated leadership role for an independent director on Board matters. Currently, Henry Becton serves as Lead Director. In addition to presiding at meetings of the independent directors, the Lead Director has the authority to call executive sessions of the independent directors; serves as a liaison between the Chairman, the CEO, and the independent directors; provides input on the agenda for Board meetings; and chairs the Nominating and Corporate Governance Committee. The Board is responsible for determining the appropriate Board leadership structure and evaluates the continued appropriateness of its leadership structure from time to time.

Board Risk Oversight

The Company maintains an overall enterprise risk management policy. Pursuant to the policy, at least annually, Company management provides the Audit Committee with a report regarding its enterprise risk assessment. The report identifies areas of enterprise risk, and aligns managerial and Board-level oversight, including at the Board committee level, and responsibility with various categories of risk. In order to prepare the report, the Company’s Internal Audit department interviews Belo business leaders at the corporate and operating unit level about the risk factors identified by the Company in its SEC filings, as well as other potential risks, to confirm Internal Audit’s baseline risk assessment. In addition, in 2012, the Company also surveyed general managers, directors of sales, directors of technology, and controllers at some operating units that were not visited as part of the Company’s annual Internal Audit plan. The risk assessment results were reviewed with management to determine if any future adjustments to the audit plan were needed.

The Audit Committee discusses the report’s findings with management. The Audit Committee oversees management’s risk assessment, including reviewing the identified risk and evaluating management’s approach to addressing those risks. As specified in the Audit Committee’s charter, one of the specific duties and responsibilities of the Audit Committee is to review and discuss the Company’s policies with respect to risk assessment and risk management. While the Audit Committee has primary oversight responsibility for the risk assessment and management process, various other committees of the Board also have responsibility for oversight of risk management. For example, our Human Resources department and Compensation Committee consider the risks associated with our compensation policies and practices, as discussed below. The Nominating and Corporate Governance Committee oversees risk associated with the Company’s governance structure and processes.

The Board is kept informed of its committees’ risk oversight and related activities primarily through attendance at committee meetings and management reports. In addition, the Audit Committee escalates issues related to risk oversight to the full Board as appropriate so that the Board is appropriately informed of developments that could affect the Company’s risk profile and other aspects of its business. The Board also considers specific risk topics in connection with strategic planning and other matters. While the Board’s role in oversight of Company risk is not determinative, the Board’s leadership structure helps facilitate risk assessment and review by independent directors under the leadership of the independent Lead Director.

Compensation Risk Assessment.    Our Human Resources department, together with the Company’s Finance, Internal Audit, Risk Management and Legal departments and independent compensation consultants, have reviewed our compensation policies and practices to determine whether those policies and practices present a significant risk to the Company. The results of this review were communicated to the Compensation Committee. Our annual incentive compensation plans have appropriate limits that discourage excessive risk taking. In addition, all leadership level employees who are in a position to affect significant policies, practices or projects have both short-term and long-term compensation at risk, which the Company believes discourages excessive risk taking and encourages supervision of risk-related activities by other employees. Our compensation policies and practices reward consistent, long-term performance by weighting leadership compensation to long-term incentives that reward operating, financial, and share price performance. Based on this review, we have concluded that Belo’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

Peter Altabef, Henry Becton, Judy Craven, Wayne Sanders, Anne Szostak, Mac Tichenor, and Lloyd Ward served as members of Belo’s Compensation Committee during 2012. Anne Szostak has chaired the Committee since May 2009. No member of the Compensation Committee during 2012 was a current or former officer or employee of Belo or had any relationship with Belo requiring disclosure under the caption “Certain Relationships.” None of Belo’s executive officers served as a director or as a member of the compensation committee (or other committee serving an equivalent function) of any other entity that had an executive officer serving as a director or as a member of Belo’s Compensation Committee during 2012.

Audit Committee Report

As described more fully in our written charter, which is posted on the Company’s website at www.belo.com under “About Belo — Corporate Governance,” the Audit Committee represents the Board in its oversight of Belo’s financial reporting processes. In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young LLP, the Company’s independent auditors, Belo’s audited consolidated financial statements and the audit of the effectiveness of Belo’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young LLP various matters, including the firm’s judgments as to the quality of Belo’s accounting principles and other matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with the firm its independence from Belo and our management team.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Belo’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Respectfully submitted,

Audit Committee

Wayne R. Sanders, Chairman

Peter A. Altabef

Henry P. Becton, Jr.

Judith L. Craven, M.D., M.P.H.

M. Anne Szostak

McHenry T. Tichenor, Jr.

Lloyd D. Ward

Communications with the Board

The Company has a process for shareholders and other interested parties to communicate with the Board. These parties may communicate with the Board by writing c/o the corporate Secretary, 400 South Record Street, Dallas, Texas 75202-4841. Communications intended for a specific director or directors (such as the Lead Director or non-management directors) should be addressed to his, her, or their attention c/o the corporate Secretary at this address. Communications received from shareholders are provided directly to Board members at, or as part of the materials mailed in advance of, the next scheduled Board meeting following receipt of the communications. The Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally are not forwarded to the directors.

EXECUTIVE OFFICERS

Belo’s executive officers as of December 31, 2012 were as follows:

Name	Office Held as of December 31, 2012	Office Held Since

Dunia A. Shive	President and Chief Executive Officer	2008(1)
Carey P. Hendrickson	Senior Vice President/Chief Financial Officer and Treasurer	2010(2)
Peter L. Diaz	President/Media Operations	2010(3)
Guy H. Kerr	Executive Vice President/Law and Government and Secretary	2007(4)

(1)	Member of the Board of Directors. (See “Directors Continuing in Office” above for additional information.)

(2)	Carey Hendrickson, age 50, has served as senior vice president/Chief Financial Officer and Treasurer of Belo since March 2010. He was senior vice president/Chief Accounting Officer from November 2007 through February 2010. Prior to that, Carey served as vice president/Human Resources from May 2007 until November 2007, as vice president/Investor Relations and Corporate Communications from November 2004 until May 2007, and as vice president/Investor Relations from January 2000 through October 2004. Carey began his career with KPMG and was the director of financial planning for Republic Financial Services before joining Belo in 1992.

(3)	Peter Diaz, age 56, has served as president/Media Operations since April 2010. Previously, he served as executive vice president/Television Operations from November 2007 through March 2010, overseeing the Company’s television and cable news operations. He served as senior vice president of Belo from February 2006 until November 2007 and as president and General Manager of KHOU-TV in Houston from January 1999 through January 2006. Peter joined Belo in 1984.

(4)	Guy Kerr, age 60, has been executive vice president/Law and Government since November 2007 and has been secretary since June 2000 when he joined Belo. He served as senior vice president/Law and Government from July 2003 through November 2007 and senior vice president/General Counsel from June 2000 until July 2003. From 1985 until June 2000, Guy was a partner in several predecessors of the law firm now known as Locke Lord LLP in Dallas, Texas. In that capacity, Guy worked on most of Belo’s major corporate business transactions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following highlights and summarizes information regarding executive compensation and does not purport to contain all of the information that is necessary to gain an understanding of our executive compensation policies and decisions. Please carefully read the entire CD&A section and the compensation tables and related disclosures that follow for a more complete understanding of our executive compensation program.

Highlights of 2012

Belo Corp. continued to take significant steps to successfully manage its business despite an uneven macro-economic environment. The management team continues to focus aggressively on the alignment of expenses with revenues to allow the Company to achieve a sustained level of profitability for its shareholders.

Key results for the year included:

•	total revenue increased by 10% in 2012 versus 2011, including an increase of 16% over full year 2011 in the Company’s largest advertising category, automotive

•	record political revenue of $61.2 million; this marked the first time in the Company’s history that political revenue surpassed $60 million

•	full year spot revenue, including political, was up 10% versus 2011

•	full year 2012 station-adjusted EBITDA[1] totaled $293 million, up 27% over 2011, with a full year 2012 station-adjusted EBITDA margin of 41%

•

significant cash flow enabled the Company to pay a special dividend of $0.25 in the fourth quarter of 2012, in addition to increasing the regular quarterly dividend by 60%, to $0.08 per share, earlier in the year

[1]

Station-adjusted EBITDA is earnings from operations before interest expense, income taxes, other income (net), depreciation, amortization, pension settlement charge and contribution reimbursements and corporate operating costs.

Also, the Company reduced its debt balance by $154 million (or 17%) relative to the end of 2011.

Changes to Executive Compensation Program for 2012.    Similar to 2011, the Company granted both performance-based restricted stock units (“PBRSUs”) and time-based restricted stock units (“TBRSUs”) in 2012, with an LTI mix of 60% and 40%, respectively. Consistent with the Company’s business cycle, which is affected by significant political revenue every other year, the performance period for the 2012 PBRSU awards was set at two years (2012-2013), and an adjusted consolidated EBITDA target was set for this period. Earned awards vest at the end of the two-year performance period. The PBRSUs granted in 2011 had a one-year performance period and were based on an adjusted consolidated EBITDA goal; one-third of earned PBRSUs vested on March 1, 2012, one-third vested on February 7, 2013, and an additional one-third of the earned PBRSUs is scheduled to vest on the earnings release date for fiscal 2013.

Overview of Compensation Program

The Compensation Committee (“Committee”) of the Belo Board of Directors oversees the Company’s overall compensation structure, policies and programs, and has responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. For 2012, the primary management liaisons to the Committee were Dunia Shive, the Company’s president and Chief Executive Officer (“CEO”), and Bill Hamersly, vice president/Human Resources.

Compensation Objectives

The Company’s compensation policies have several important objectives:

•	establish a competitive compensation program

•	attract and retain high-caliber executive talent in positions that most directly affect the Company’s overall performance

•	motivate and reward executives for achievement of the Company’s financial and non-financial performance objectives

•	encourage coordinated and sustained efforts toward maximizing the Company’s value to its shareholders

•	align the long-term interests of executives with those of the Company’s shareholders.

The emphasis on some of these objectives has varied somewhat from year to year as the Company adjusts to the applicable economic operating environment.

Setting Executive Compensation

Role of the Compensation Committee.    The Committee oversees Belo’s executive compensation program, establishing and monitoring the overall compensation strategy to ensure that executive compensation supports key business objectives. In carrying out its responsibilities, the Compensation Committee, with assistance from its compensation consultant, reviews and determines the compensation (including salary, annual incentive, and long-term incentives) of the CEO and the other named executive officers of the Company. For a more complete description of the responsibilities of the Compensation Committee, see “Corporate Governance — Committees of the Board — Compensation Committee.”

Role of the Compensation Consultant.    To assist the Committee and management in assessing and determining appropriate, competitive compensation for the executive officers, the Committee annually engages an outside compensation consultant. Since February 2007, Mercer Human Resource Consulting LLC (“Mercer”) has been retained for this purpose. Mercer reports directly to the chair of the Compensation Committee. Design and assessment services provided by Mercer include periodic analysis of the market for total compensation of the named executive officers, including assistance in the determination of appropriate levels of long-term incentives. Mercer provides ongoing advice to the Committee with respect to executive compensation-related trends and developments within the Belo peer group, as well as best practices in broader industry, regulatory developments with respect to executive compensation and related issues, and external developments that may affect Belo and its compensation programs. Mercer is also available to the Committee to provide assistance in responding to any compensation-related shareholder proposals and to maintain ongoing dialogue with the Committee chair, attend Committee meetings as requested, and advise the Committee on any other executive compensation matters as requested by the Committee from time to time, including director compensation. In 2012, the Committee reviewed its relationship with Mercer, and it was determined that Mercer’s work has not raised any conflicts of interest and that Mercer and its affiliates received $236,760 from Belo in addition to fees for services to the Committee.

In December 2009, the Committee adopted a pre-approval policy that requires the Committee or the Committee chair to pre-approve certain executive compensation consulting services and other compensation and benefit consulting services provided by the Committee’s compensation consultant. For information regarding amounts paid to Mercer or its affiliates unrelated to executive compensation consulting, see “Corporate Governance —Committees of the Board — Compensation Committee.”

Role of Management.    The development of proposals and recommendations for the Company’s 2012 compensation programs for NEOs other than the CEO was handled primarily by the CEO and the Company’s senior Human Resources executive. Management recommendations were reviewed and approved by the Compensation Committee. Proposals and recommendations for the CEO’s compensation were developed directly by the Compensation Committee, with input from Mercer, without involvement by the CEO.

Surveys and Determination of the Market.    To aid the Committee and management in setting compensation levels for 2012, the Company commissioned Mercer to conduct a special survey of executive compensation practices within a group of 11 companies with significant broadcast operations. These companies were:

Cox Broadcasting	Media General	E.W. Scripps

Gray Television	Meredith Corp.	Sinclair Broadcast Group

Hearst Television	Nexstar Broadcasting Group	Tribune Broadcasting

LIN TV	Raycom Media

While the data from this review by Mercer was useful to the Committee and management in setting pay levels for 2012, practices in the broader market were also important considerations in the overall deliberation process. Thus, as in prior years, given the limited size of this peer group, selected data were also taken from the Towers Watson 2011 Media Survey (“Media Survey”) and the 2011 Mercer Benchmark Database (“General Industry Data”) to supplement the decision-making process.

Elements of 2012 Executive Compensation

For 2012, the principal elements of compensation for Belo NEOs were:

•	base salary;

•	annual cash incentive opportunity;

•	long-term equity incentive compensation; and

•	retirement and other benefits.

The annual cash incentives (annual performance bonus) and long-term equity-based incentive compensation are provided under the Belo Amended and Restated 2004 Executive Compensation Plan (referred to as the “ECP” or the “2004 Plan”), which was approved by the Company’s shareholders in 2004 and re-approved by the Company’s shareholders at the 2009 annual meeting. Officers of the Company and its subsidiaries, including Belo’s CEO and its other executive officers, are eligible to participate in the ECP. The Committee establishes an annual performance-based incentive pool for each executive officer, as permitted by the ECP and in compliance with the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This performance pool (3% of Belo’s consolidated adjusted net income for Ms. Shive and 1.5% of Belo’s consolidated adjusted net income for each of Mr. Hendrickson, Mr. Diaz and Mr. Kerr) provides a maximum amount for the grant of awards of cash and time-based equity incentives under the ECP that are not earned through financial performance targets, and is designed to allow for tax deductibility of the compensation awarded within the pool. It is from this pool that the Committee may approve annual cash awards of up to 25% of the target bonus allocation attributable to non-financial performance objectives and time-based restricted stock units.

Base Salary.    Salary increases for 2012 were provided for several of our NEOs in light of their strong performance in 2011 and market data in our industry group and in the broader market for companies of similar size:

NEO	2011 Base Salary	2012 Base Salary	% Increase vs. 2011

Dunia A. Shive	$775,000	$820,000	5.8%
Carey P. Hendrickson	$350,000	$400,000	14.3%
Peter L. Diaz	$525,000	$550,000	4.8%
Guy H. Kerr	$515,000	$530,500	3.0%

Following these actions, the base salaries for Ms. Shive, Mr. Diaz and Mr. Hendrickson were below the market median and the base salary for Mr. Kerr was above the market median.

Annual Cash Incentive Opportunity.    Consistent with our objective of motivating and rewarding executives for achievement of the Company’s financial and non-financial performance objectives, each executive officer is eligible to receive annual cash incentive compensation based on financial and non-financial performance objectives established in the annual financial plan, as submitted to and approved by the Compensation Committee and the Board at the beginning of the year. These performance objectives are established for each of our executive officers at the beginning of each year. The financial performance objectives vary from year to year and reflect the cyclical nature of the Company’s businesses due to fluctuating advertising demand. Examples include election years, the Olympics and other U.S. sports events, and taking into consideration industry factors such as changes in media usage habits by consumers and advertisers. Non-financial performance objectives establish a direct relationship between executive officer annual performance priorities and the overall strategic direction of the Company.

In March 2012, the Committee established 2012 target bonus opportunities expressed as a percentage of base salary for each of the NEOs as follows: Ms. Shive, 100%; Mr. Hendrickson, 50%; Mr. Diaz, 55%; and Mr. Kerr, 55%. All of these targets were at or somewhat above the market median. These targets were unchanged from 2011, except for Mr. Hendrickson, whose target bonus was increased by 5 percentage points to position him near the median of comparable positions in the market.

Of the target bonus opportunities available to each executive officer, 75% is measured against the financial performance of the Company, specifically earnings per share (“EPS”) for 2012, as adjusted. The remaining 25% is earned through the achievement of non-financial objectives established for each individual executive. Achievement of the financial objectives is payable within a range from zero to a maximum of 200% of the underlying target amount, and achievement of non-financial objectives is payable within a range from zero to a maximum of 100% of the underlying target amount.

The Committee believes that linking bonus opportunity directly to financial performance, with an opportunity to earn a 200% payout of target bonus amount if maximum financial performance is achieved, provides participants with significant motivation to achieve the Company’s financial objectives while providing specific non-financial objectives for each executive serves to reward strategic and other accomplishments that benefit the long-term success of the organization.

Financial Performance Component.    The Committee approved a structure for 2012 where performance at “plan” yielded a bonus at 100% of the target award opportunity. The resulting 2012 EPS goals based on the Company’s financial plan are shown in the table below.

Performance Level	2012 EPS Goal	Opportunity Payout Based on Financial Achievement
Maximum	$1.00	200%
Target	$0.90	100%
Threshold	$0.77	0%

The Compensation Committee determined 2012 EPS to be $0.96 for this purpose, which was between target and maximum performance. The EPS result reflects adjustments made at the discretion of the Compensation Committee related to pension settlements, bond retirement, unplanned net retransmission revenue, new business investments, medical insurance credits, and performance-based compensation expenses. Without the adjustments, EPS as reported by the Company was $0.95. The Compensation Committee confirmed the financial performance results achieved for 2012 and awarded the financial performance component of the annual cash incentive for the executive officers at 160% of target. Based on financial performance, annual incentive payouts for this component were $984,000 for Ms. Shive; $240,000 for Mr. Hendrickson; $363,000 for Mr. Diaz; and $350,130 for Mr. Kerr.

Non-Financial Performance Component.    The 2012 individual non-financial objectives for Ms. Shive and the other named executive officers encompassed objectives related to strategic planning; human resource initiatives, including organizational alignment and leadership talent; asset and operations reviews; Pension Plan matters; investor relations; risk management; and other matters. At the end of 2012, Ms. Shive and the other executive officers provided the directors with self-assessments of their individual performance with respect to their non-financial objectives. The Committee discussed this information and the evaluations of Ms. Shive submitted by each director. Based on this and other information, the Committee determined to award Ms. Shive a target award level bonus amounting to $205,000 for achievement of her individual non-financial objectives for 2012.

Ms. Shive evaluated each of the other named executive officers’ individual 2012 performance, discussed her evaluations with the Committee, and recommended bonus awards for each equal to the target award level. Based on this and other information, the Committee determined to award the named executive officers other than Ms. Shive the following bonus amounts for achievement of their respective 2012 individual non-financial goals: Mr. Hendrickson, $50,000; Mr. Diaz, $75,625; and Mr. Kerr, $72,944.

Long-Term Equity Incentive Compensation.    Historically, the Company has awarded long-term equity incentive grants, or LTI compensation, to executive officers as part of their overall compensation package. These awards are designed to offer competitive compensation that encourages the retention and motivation of key executives, and rewards them based upon market-driven results. Generally, the Committee determines each executive officer’s intended annual LTI compensation value, and then determines the allocation of the LTI compensation award among the types of equity instruments available under the ECP, which include stock options, time-based restricted stock units (“TBRSUs”), and performance-related restricted stock units (“PBRSUs”). The Committee believes these awards support the Company’s compensation objectives as follows: stock options encourage and reward strong stock price performance, thus aligning executive’s interests with those of shareholders, TBRSUs encourage executives to remain with the Company and to focus on its long-term success, and PBRSUs reward financial and operating performance. Additional details on these awards are outlined below.

Stock Option Awards.    Generally, stock option awards are granted for shares of Belo Series B common stock at an exercise price equal to the closing market price of Belo’s Series A common stock on the date of grant. Historically, option awards to executive officers and other eligible Company employees vest 40% on the first anniversary of the date of grant, an additional 30% on the second anniversary, and the remaining 30% on the third anniversary of the date of grant. All options expire on the tenth anniversary of the date of grant. Options were last granted in 2010.

Time-Based Restricted Stock Unit Awards.    TBRSUs awarded to ECP participants, including executive officers, are based on continued employment with the Company and vest 100% at the end of a three-year period. The Committee believes that the three-year cliff vesting feature of the TBRSUs optimizes the retention benefit of this form of award, and because the ultimate value of the award depends on Belo’s stock price, aligns the recipient’s interest with the maximization of shareholder value. TBRSU awards made to executive officers are granted following determination of the performance incentive pool amount set for each executive, as discussed previously.

Performance-Related Restricted Stock Unit Awards.    PBRSUs may be awarded based upon performance criteria and financial performance achievement levels as determined by the Committee. Earned awards vest at the end of the two-year performance period.

2012 LTI Awards.    The Company granted both PBRSUs and TBRSUs in 2012, with an LTI mix of 60% and 40%, respectively. The PBRSUs are earned based on achievement of a two-year adjusted consolidated EBITDA target set by the Compensation Committee. As in 2011, no stock options were awarded in 2012.

The determination of LTI grant levels for 2012 reflected several factors. In determining the size of the pool of shares, the Company reviewed the 2011 peer group data, the 2011 Media Survey and the 2011 General Industry Data referenced above. Mercer also provided analysis and counsel for this process. In addition, as in prior years, the overall determination as to the size of the pool was also based on the Company’s desire to maintain the overall dilutive effect at an acceptable level.

Management developed recommendations for each participant based initially on the size of the overall pool and the available market data. These individual recommendations were further adjusted based on individual performance levels of eligible LTI program participants. These recommendations were presented by management to the Committee, which had full access to Mercer, Ms. Shive and senior Human Resources management who were involved in the formulation of recommendations. The Committee and the non-management members of the Board evaluated the recommendations and the Committee determined the LTI awards for the NEOs. As noted earlier, Ms. Shive did not participate in any discussions regarding the awards for her as the president and CEO.

For PBRSUs granted in 2012, the target level of aggregate adjusted consolidated EBITDA was set for 2012-2013. For PBRSU purposes, adjusted consolidated EBITDA is station adjusted EBITDA less corporate operating costs and before bonus expense. The number of PBRSUs awarded to each NEO for the 2012-2013 performance period were as follows:

	Number of PBRSUs Granted
NEO	At Threshold	At Target	At Maximum

Dunia A. Shive	57,150	114,300	228,600
Carey P. Hendrickson	19,600	39,200	78,400
Peter L. Diaz	24,700	49,400	98,800
Guy H. Kerr	23,800	47,600	95,200

Retirement Benefits.    All Belo employees, including each of the NEOs, are eligible to participate in the Belo Savings Plan, the Company’s qualified 401(k) plan. Prior to April 2009, all employee contributions up to 6% of eligible pay were matched at a rate of 75% by the Company, subject to IRS compensation limits. However, based on the economic challenges experienced by the Company during 2009, the decision was made to suspend Company matching contributions beginning in April 2009. Employees were still afforded the opportunity to make tax-deferred contributions to the Belo Savings Plan and manage the investment of their savings through an independent record keeper. Effective January 1, 2011, the Compensation Committee reinstated Company matching contributions at a rate of 35% on the first 6% of eligible pay, subject to IRS compensation limits. Effective January 1, 2012, the Compensation Committee increased Company matching contributions to a rate of 50% on the first 6% of eligible pay, subject to IRS compensation limits.

Through March 31, 2007, the Company offered pension benefits to participating employees through its tax qualified Pension Plan. Effective March 31, 2007, the Pension Plan was frozen and all affected employees were provided with transition benefits, including the granting of five years of additional credited service.

In connection with the freeze of the Pension Plan, Belo adopted two separate defined contribution plans, which are designed to provide supplemental pension benefits over a 5-year period for all employees who were participants in the Pension Plan at the time it was frozen. The Belo Pension Transition Supplement Plan, or PTS Plan, is an account-balance plan intended to qualify under the provisions of Section 401(a) of the Internal Revenue Code. The Belo Pension Transition Supplement Restoration Plan (the “PTS Restoration Plan”) is a non-qualified plan and is intended to cover any transition supplement payments that exceed IRS limits to all qualified plan accounts. A participant in either plan must be actively employed on the last day of the plan year in which the contribution was earned in order to receive a contribution.

In response to the difficult financial circumstances of 2009, the Company amended the PTS Plan and PTS Restoration Plan to suspend the 2009 benefit for all plan participants, including the NEOs who participate in the PTS Plan and PTS Restoration Plan, for an undefined period of time. Because the PTS Plan and PTS Restoration Plan were not terminated, this action effectively postponed the termination of the 5-year contribution plan by one year. No amounts were paid or contributed pursuant to the PTS Plan or the PTS Restoration Plan in 2010. Effective January 1, 2010, the PTS Plan and the PTS Restoration Plan (defined below) benefits were reinstated for all participants. Following payment of the final contribution in 2013, the PTS Plan will be merged with the Belo Savings Plan.

Change in Control and Severance Benefits

Employment Agreements.    The Company does not presently have any individual employment or severance agreements with its executive officers.

Change in Control Severance Plan.    The Company provides for severance benefits for designated participants under the Change in Control Severance Plan (the “Severance Plan”). The current participants, as designated by the Compensation Committee, are the continuing NEOs of Belo. Additional participants may be designated by the Committee from time to time. Belo does not design its other elements of compensation in anticipation of a change in control, but instead change in control payments are designed to provide security to executives in the event of job loss in a triggering transaction. The Severance Plan provides for a severance multiple of 2 for the CEO and 1.5 for all other designated participants, and amounts are payable only upon a qualifying termination of employment following a change in control. Additional information regarding the severance and change in control payments, including a definition of key terms and quantifications of benefits that would have been received by our NEOs had a qualifying termination occurred on December 31, 2012, is found under “Change in Control Arrangements and Other Agreements Upon Termination of Employment.” This information also includes the change in control benefits provided through both the ECP and the PTS Restoration Plan.

Tax Treatment

Under Section 162(m) of the Code, the Company generally receives an annual federal income tax deduction for compensation paid to the CEO and the other three most highly paid executives (excluding the CFO) only if the compensation is less than $1 million or is performance-based. The awards granted under the ECP for 2012 are fully tax-deductible since the applicable compensation over $1 million for all covered named executive officers is performance-based. The Company intends to continue seeking a tax deduction to the extent possible for all executive compensation, as long as it is in the best interests of Belo and its shareholders.

Stock Ownership Guidelines

In 2011, the Board established stock ownership guidelines for the Company’s directors and executive officers. Under these guidelines, the required minimum ownership level of common stock of the Company is 75,000 shares for the Company’s CEO, 25,000 shares for each other Section 16-reporting executive officer, and 10,000 shares for each director. For purposes of meeting these ownership guidelines, issued and outstanding RSU shares are counted as shares owned, but shares subject to unexercised stock options are not. The ownership guidelines are to be achieved by the later of August 1, 2014 or the conclusion of the fifth year following such officer’s or director’s first election to such position. See “Belo Corp. Stock Ownership of Directors and Executive Officers.”

Considerations Regarding Shareholder Say on Pay Vote

The Company’s shareholders approved the Say on Pay proposal with a 92.8% favorable vote at the 2011 annual meeting of shareholders. The Committee and management believe this high level of approval provides strong support to our existing executive compensation philosophy, principles and overall program design. The minor program changes for 2012 were driven by our overall philosophy and the goal to continue to align compensation programs with Belo’s overall business objectives.

At the annual meeting of shareholders held on May 10, 2011, the Company’s shareholders voted to adopt the recommendation of the Board to conduct future advisory votes on executive compensation every three years. Accordingly, the next shareholder advisory vote on executive compensation (say on pay) will be held at the Company’s 2014 annual meeting of shareholders.

Compensation Committee Report

In accordance with its written charter adopted by our Board, the Compensation Committee has oversight of the Company’s overall compensation structure, policies and programs. In exercising its oversight responsibility, the Committee has retained a compensation consultant to advise the Committee regarding market and general compensation trends and other matters. (Please see “Role of the Compensation Consultant,” on page 37.)

The Committee, after consultation with its compensation consultant, has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management, which has the responsibility for preparing the CD&A. Based upon this review and discussion, the Committee recommended to our Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012.

COMPENSATION COMMITTEE

M. Anne Szostak, Chair

Peter A. Altabef

Henry P. Becton, Jr.

Judith L. Craven, M.D., M.P.H.

Wayne R. Sanders

McHenry T. Tichenor, Jr.

Lloyd D. Ward

Summary Compensation Table

The following information summarizes annual and long-term compensation awarded to, earned by or paid to Belo’s principal executive officer, principal financial officer, and its two other most highly-paid executive officers (collectively, the “named executive officers”) for services in all capacities to Belo for the years ended December 31, 2012, 2011, and 2010, respectively.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Dunia A. Shive	2012	$808,750	$1,375,410	$—	$1,189,000	$19,458	$167,407	$3,560,025
President and Chief	2011	$775,000	$1,259,200	$—	$645,846	$27,193	$28,935	$2,736,174
Executive Officer	2010	$764,567	$769,923	$767,493	$1,307,813	$8,412	$—	$3,618,208
Carey P. Hendrickson	2012	$387,500	$471,466	$—	$290,000	$16,245	$52,512	$1,217,723
Senior Vice President/Chief	2011	$337,500	$367,529	$—	$131,253	$22,224	$10,185	$868,691
Financial Officer and Treasurer	2010	$288,894	$178,164	$177,444	$240,000	$6,750	$—	$891,252
Peter L. Diaz	2012	$543,750	$594,206	$—	$438,625	$103,611	$120,354	$1,800,546
President/Media Operations	2011	$518,750	$550,900	$—	$240,630	$144,126	$38,258	$1,492,664
	2010	$483,038	$276,437	$275,706	$550,000	$48,927	$23,153	$1,657,261
Guy H. Kerr	2012	$526,625	$573,268	$—	$423,074	$45,430	$96,292	$1,664,689
Executive Vice President/	2011	$511,250	$464,330	$—	$236,046	$63,533	$28,282	$1,303,441
Law and Government and Secretary	2010	$493,269	$276,437	$275,706	$550,000	$24,049	$13,867	$1,633,328

(1)	The amounts in columns (e) and (f) reflect the grant date fair value of awards made in 2012, 2011, and 2010 for all share-based compensation issued in the form of TBRSUs, PBRSUs and stock options.

The grant date fair value of TBRSU and PBRSU awards in 2012 is presented in the “Grants of Plan-Based Awards in 2012” table. For additional discussion on assumptions made in determining the grant date fair value of share-based awards, see also Note 5 “Long-Term Incentive Plan” of the Company’s Notes to Consolidated Financial Statements for the year ended December 31, 2012, filed with the Company’s Annual Report on Form 10-K.

(2)	The 2012, 2011 and 2010 amounts in column (g) above were paid in March 2013, March 2012 and March 2011, respectively, based on the achievement of specific 2012, 2011 and 2010 levels of financial performance and non-financial objectives. The Company does not allow for the deferral of any amounts earned by its executives outside of the Belo Savings Plan, a qualified 401(k) plan available to all employees. For further discussion of non-equity incentive compensation, see “Compensation Discussion and Analysis.”

(3)	The amounts in column (h) are comprised of the increase in pension value for each named executive officer for the years ended December 31, 2012, 2011, and 2010.

(4)	Company contributions to the Belo Savings Plan were suspended during 2010. Payments for the PTS Plan and PTS Restoration Plan are shown in the year to which the benefit is attributable, based on eligible earnings. Payment of the benefit is made in the following year. The amount reflected as a 2012 benefit will be contributed in 2013 and is in respect of 2012 and for a short plan year to end March 31, 2013. See further discussion on page 47 under “Post Employment Benefits — Pension Transition Benefits.” For 2010, 2011 and 2012, Belo contributed the following amounts to the Belo Savings Plan, the PTS Plan, and the PTS Restoration Plan, and paid dividend equivalents on earned but unvested RSUs in the following amounts, which are included in column (i) above:

Name	Year	Belo Savings Plan Contribution	Pension Transition Supplement Plan Contribution	Pension Transition Supplement Restoration Plan Contribution	Dividend Equivalents Paid on Earned but Unvested RSUs
		(a)	(b)	(c)	(d)
Dunia A. Shive	2012	$7,500	$—	$—	$159,907
	2011	$5,145	$—	$—	$23,790
	2010	$—	$—	$—	$—
Carey P. Hendrickson	2012	$7,500	$—	$—	$45,012
	2011	$5,145	$—	$—	$5,040
	2010	$—	$—	$—	$—
Peter L. Diaz	2012	$7,500	$25,500	$22,223	$65,131
	2011	$5,145	$23,153	$—	$9,960
	2010	$—	$23,153	$—	$—
Guy H. Kerr	2012	$7,500	$25,500	$3,083	$60,209
	2011	$5,145	$13,867	$—	$9,270
	2010	$—	$13,867	$—	$—

For more information, see “Post-Employment Benefits.”

The total value of executive perquisites and personal benefits for 2012 did not exceed $10,000 for any named executive officer.

The following table summarizes cash-based and equity awards that were granted to the named executive officers under the ECP during 2012.

Grants of Plan-Based Awards in 2012
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Dunia A. Shive	3/1/2012	$—	$820,000	$1,435,000	57,150	114,300	228,600	76,200	$1,375,410
Carey P. Hendrickson	3/1/2012	$—	$200,000	$350,000	19,600	39,200	78,400	26,100	$ 471,466
Peter L. Diaz	3/1/2012	$—	$302,500	$529,375	24,700	49,400	98,800	32,900	$ 594,206
Guy H. Kerr	3/1/2012	$—	$291,775	$510,606	23,800	47,600	95,200	31,800	$ 573,268

(1)	The Compensation Committee established 2012 target bonus opportunities expressed as a percentage of base salary for each of the NEOs as follows: Dunia Shive, 100%; Carey Hendrickson, 50%; Peter Diaz, 55%; and Guy Kerr, 55%. Payouts for 2012 were awarded (i) at 160% of target based upon 2012 financial performance for all named executive officers and (ii) at 100% of target for non-financial performance for all named executives.

(2)	The PBRSUs awarded March 1, 2012 were subject to a two-year performance period that began January 1, 2012 and will end December 31, 2013. The full amount of the earned PBRSU award will vest on February 15, 2014. PBRSUs are paid 60% in shares of Belo Series A common stock and 40% in cash.

(3)	The TBRSUs awarded March 1, 2012 vest on February 15, 2015, provided the executive remains employed through the vesting date.

(4)	With respect to the stock awards (TBRSUs and PBRSUs) made March 1, 2012, the fair value estimates indicated above are based on the market price of a share of Series A common stock on the date of the award, which was $7.22. The fair value of the PBRSUs assumes a payout at the target level of performance.

For 2012, the proportion of equity-based compensation in relation to total compensation, excluding changes in pension value and above-market interest from non-qualified deferred compensation plans, for each of the named executive officers was as follows: Dunia Shive, 39%; Carey Hendrickson, 39%; Peter Diaz, 35%; and Guy Kerr, 35%. See “Compensation Discussion and Analysis” for a discussion of all components of total direct compensation and objectives for each element, both cash and equity-based awards.

The following table contains information on all Belo Corp. equity awards to the named executive officers that were outstanding as of December 31, 2012:

Outstanding Equity Awards at Fiscal Year-End 2012
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Dunia A. Shive	112,630	48,270	$7.07	03/04/2020	108,900	$835,263	51,686	$396,432
	150,000		$1.88	12/05/2018	64,000	$490,880	114,300	$1,753,362
	30,000		$17.31	12/09/2015	76,200	$584,454
	85,000		$20.18	12/03/2014
	75,000		$22.37	12/05/2013
Carey P. Hendrickson	26,040	11,160	$7.07	03/04/2020	25,200	$193,284	15,075	$115,625
	19,500		$1.88	12/05/2018	18,700	$143,429	39,200	$601,328
	10,000		$17.31	12/09/2015	26,100	$200,187
	17,000		$20.18	12/03/2014
	15,000		$22.37	12/05/2013
Peter L. Diaz	40,460	17,340	$7.07	03/04/2020	39,100	$299,897	22,613	$173,442
	40,000		$1.88	12/05/2018	28,000	$214,760	49,400	$757,796
	16,000		$17.31	12/09/2015	32,900	$252,343
	23,000		$20.18	12/03/2014
	23,000		$22.37	12/05/2013
Guy H. Kerr	40,460	17,340	$7.07	03/04/2020	39,100	$299,897	19,060	$146,190
	23,000		$17.31	12/09/2015	23,600	$181,012	47,600	$730,184
	55,000		$20.18	12/03/2014	31,800	$243,906
	50,000		$22.37	12/05/2013

(1)	All outstanding option awards were vested and exercisable at December 31, 2012, except for the awards with an option exercise price of $7.07 per share, which awards became vested and exercisable on March 4, 2013. All employee stock options become exercisable in increments of 40% one year after the date of the award and 30% after each of years two and three following the date of the award. The form of ECP award provides for accelerated vesting of equity awards for terminating employees that meet the criteria for early retirement (age 55 or more with three years of service). Peter Diaz and Guy Kerr meet these criteria. Upon the occurrence of a change in control (as defined in the ECP), all of the options become immediately exercisable, unless the Board of Directors has adopted resolutions making the acceleration provisions inoperative (or does so promptly following such occurrence).

(2)	The amounts in column (g) reflect unvested TBRSUs that have been earned as of December 31, 2012, but which remain subject to additional vesting requirements that depend upon the executive’s continued employment with the Company.

Scheduled vesting of all outstanding TBRSU awards for each of the named executive officers is as follows:

Vesting Date	Award Type	Dunia A. Shive	Carey P. Hendrickson	Peter L. Diaz	Guy H. Kerr

February 8, 2013	2010 TBRSU	108,900	25,200	39,100	39,100
February 1, 2014*	2011 TBRSU	64,000	18,700	28,000	23,600
February 15, 2015	2012 TBRSU	76,200	26,100	32,900	31,800

(3)	The amounts in column (i) reflect PBRSUs, both earned and unvested, as well as awards made in March 2012 that remain unearned based on a two-year performance period that ends December 31, 2013. Scheduled vesting of PBRSUs, assuming continued employment through the vesting date, is indicated in the chart below. Amounts shown for the 2012 PBRSU awards are shown at target. Actual payout could be zero or as much as two times the target award.

Vesting Date	Award Type	Dunia A. Shive	Carey P. Hendrickson	Peter L. Diaz	Guy H. Kerr

February 8, 2013	2011 PBRSU	25,843	7,537	11,306	9,529
February 1, 2014*	2011 PBRSU	25,843	7,538	11,307	9,531
February 15, 2014	2012 PBRSU	114,300	39,200	49,400	47,600

*	February 1 is used as a projected earnings release date for purposes of this disclosure. The actual vesting date is the earnings release date for the previous completed year ending December 31. The form of ECP award provides for accelerated vesting of equity awards for terminating employees that meet the criteria for early retirement (age 55 or more with three years of service). Peter Diaz and Guy Kerr meet these criteria.

(4)	The market value at year-end for outstanding awards still subject to vesting is based on the closing market price of a share of Belo Series A common stock for the year ended December 31, 2012 of $7.67. For purposes of determining the market value at year-end for the March 1, 2012 PBRSUs that have not yet been earned, performance is assumed to be achieved at the maximum level, which is 200% of target.

Equity Holdings and Value Realization related to Spin-Off of A. H. Belo Corporation.    Effective February 8, 2008, Belo spun off its newspaper businesses to form A. H. Belo. Effective with the spin-off, equitable adjustments were made with respect to stock options and RSUs originally relating to Belo common stock. As a result, securities exercisable for or settled in A. H. Belo’s common stock were issued to each of the Belo named executive officers pursuant to the anti-dilution adjustment provisions of their previously outstanding Belo stock option and RSU awards.

As of year-end 2012, A. H. Belo option awards held by the named executive officers were as follows: Dunia Shive, 38,000; Carey Hendrickson, 8,400; Peter Diaz, 12,400; and Guy Kerr, 25,600. All of the options are fully-vested and have adjusted exercise prices ranging from $21.67 to $28.01 and expire on or before December 2015. None of the named executive officers exercised any A. H. Belo options during 2012. The Belo named executive officers held no outstanding A. H. Belo RSU awards as of December 31, 2012.

Additional information regarding the A. H. Belo option and RSU awards received by the Belo named executive officers was disclosed in the “A. H. Belo Corporation Outstanding Equity Awards at Fiscal Year-End 2008” table of Belo’s 2009 proxy statement.

The following table presents information on amounts realized from Belo stock options that were exercised and Belo stock awards vested during 2012.

Option Exercises and Stock Vested in 2012
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Dunia A. Shive	50,000	$263,500	90,843	$689,686
Carey P. Hendrickson	—	—	14,037	$104,727
Peter L. Diaz	60,000	$316,525	43,806	$333,179
Guy H. Kerr	—	—	39,529	$300,999

(1)	The value realized upon the exercise of stock option awards is equal to the difference between the market value of Belo Series A common stock at the time of exercise and the stock option exercise price, multiplied by the number of shares acquired upon exercise of the stock option.

(2)	The value realized upon vesting of these Belo Corp. RSUs is equal to the number of units vesting times the closing market price of a share of Belo Corp. Series A common stock on the vesting date. The vested stock awards represent the March 2009 TBRSU award for Ms. Shive, Mr. Diaz and Mr. Kerr and the December 2008 TBRSU award for Mr. Hendrickson, which vested on February 7, 2012 at a price of $7.74 per share. The vested stock awards also represent the first tranche of the March 2011 PBRSU award for each of the named executive officers, which vested on March 1, 2012, at a price of $7.22 per share.

Post-Employment Benefits

Pension Plan.    Through March 31, 2007, Belo offered pension benefits to participating employees through its tax-qualified pension plan, The G. B. Dealey Retirement Pension Plan (the “Pension Plan”). Until July 1, 2000, this non-contributory Pension Plan was available to substantially all Belo employees who had completed one year of service and had reached 21 years of age as of June 30, 2000. The Pension Plan was amended effective July 1, 2000. As a result, new or rehired employees were not eligible to accrue additional benefits in the Pension Plan and individuals who were active participants immediately prior to July 1, 2000 were offered an election to either (1) remain eligible to participate in and accrue benefits under the Pension Plan, or (2) cease accruing benefits under the Pension Plan effective June 30, 2000. Those employees who elected to cease accruing benefits under the Pension Plan became eligible for enhanced benefits under the Belo Savings Plan, a qualified 401(k) plan maintained for substantially all Belo employees. Dunia Shive and Carey Hendrickson each made an election effective July 1, 2000 to cease accruing additional Pension Plan benefits, thereby becoming eligible for enhanced participation in the Belo Savings Plan. Effective March 31, 2007, the Pension Plan was frozen and all affected employees were provided five additional years of credited service and became eligible for transition benefits, which are described below under the heading “Pension Transition Benefits.” All participants are fully vested in their accrued benefit in the Pension Plan. The Pension Plan provides a monthly retirement benefit, the amount of which is based on the participant’s final average earnings and credited service as defined by the Pension Plan. Retirement benefits under the Pension Plan are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement, which may occur as early as age 55. An early retirement reduction factor, which is applied to the participant’s normal age 65 monthly benefit, is based on the participant’s Social Security normal retirement age. The percentage reduction factor is the sum of 3.33% times the number of years of payment between ages 55 and 60 increased for each year the Social Security normal retirement age exceeds age 65, plus 6.67% times the number of years between ages 60 and 65 decreased for each year the Social Security normal retirement age exceeds age 65. For example, a participant with a Social Security normal retirement age of 67 who elects to begin receiving pension benefits at age 57 would have a reduction factor of 36.7%.

Pension Transition Benefits.    In connection with the freeze of the Pension Plan, Belo adopted two separate defined contribution plans effective April 1, 2007, which are designed to provide supplemental pension benefits over a 5-year period for all employees who were participants in the Pension Plan at the time it was frozen. The PTS Plan is an account-balance plan intended to qualify under the provisions of Section 401(a) of the Code. The PTS Restoration Plan is a non-qualified plan and is intended to cover any transition supplement payments that exceed IRS limits to all qualified plan accounts. For a participant to remain eligible for a contribution, the participant must remain a Belo employee through the last day of a designated plan year. The amount of any contribution is determined by applying an actuarially-based factor to the participant’s eligible compensation earned during a given plan year. Eligible compensation is limited to $250,000 for 2012 for all participants in the PTS and Restoration Plans.

The Company suspended, with respect to all participants, the 2009 contributions that would have been made to the PTS Plan and PTS Restoration Plan in 2010. Effective January 1, 2010, the PTS Plan and PTS Restoration Plan benefits were reinstated for all participants, with the accrued benefits for 2010 contributed in 2011, the accrued benefits for 2011 contributed in 2012, and the accrued benefits for 2012 contributed in 2013. Following payment of the last contributions in 2013, the PTS Plan will be merged with the Belo Savings Plan, the Company’s 401(k) plan.

The table below presents the present value of each named executive officer’s benefit under the Pension Plan at age 65. Credited years of service includes the additional five years awarded to all active participants in the Pension Plan as of the date the Plan was frozen on March 31, 2007. Each of the named executive officers, except Dunia Shive and Carey Hendrickson, received this five-year credit. For the Pension Plan, Belo uses a December 31 measurement date for financial reporting purposes with respect to the Company’s audited financial statements for the year ended December 31, 2012.

Pension Benefits at December 31, 2012
Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
(a)	(b)	(c)	(d)
Dunia A. Shive	The G. B. Dealey Retirement Pension Plan	7	$118,004
Carey P. Hendrickson	The G. B. Dealey Retirement Pension Plan	8	$ 94,687
Peter L. Diaz	The G. B. Dealey Retirement Pension Plan	28	$700,930
Guy H. Kerr	The G. B. Dealey Retirement Pension Plan	12	$353,996

(1)	The number of credited years of service for Dunia Shive and Carey Hendrickson is based on her/his election effective July 1, 2000 to accept a frozen pension benefit in exchange for enhanced participation in the Belo Savings Plan.

The Company froze benefits under the Pension Plan effective March 31, 2007. As of that date, affected employees were granted five years of additional credited service. The number of years of credited service reflected in column (c) and the present value of accumulated benefit reflected in column (d) include service through March 31, 2007, the date of the freeze and the five-year credit for each named executive officer except Dunia Shive and Carey Hendrickson.

(2)	Amounts indicated in column (d) do not include PTS payments that the Company has funded into the PTS Plan, a qualified defined contribution retirement plan, and the PTS Restoration Plan, a non-qualified plan. The 2012 contribution amounts for each of the named executive officers, which are expected to be contributed to the PTS and PTS Restoration Plans by April 2013, are as follows: Peter Diaz, $47,723 and Guy Kerr, $28,583. As noted previously, Dunia Shive and Carey Hendrickson were not active participants in the Pension Plan on March 31, 2007 and, therefore, are not eligible for PTS payments.

Belo’s pension costs and obligations are calculated using various actuarial assumptions and methodologies as prescribed under Accounting Standards Codification (ASC) 715 (formerly SFAS 87 — Employers’ Accounting for Pensions, as amended by SFAS 158 — Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans). To assist in developing these assumptions and methodologies, Belo uses the services of an independent consulting firm. To determine the benefit obligations, the assumptions the Company uses include, but are not limited to, the selection of the discount rate and projected salary increases. For additional information regarding the valuation methodology and material assumptions used in quantifying the pension benefits, see Note 7 “Defined Benefit Pension and Other Post Retirement Plans” of the Company’s Notes to Consolidated Financial Statements for the year ended December 31, 2012, filed with the Company’s Annual Report on Form 10-K. At December 31, 2012, Peter Diaz and Guy Kerr were eligible to receive benefits under the early retirement provisions of the Pension Plan.

Non-Qualified Deferred Compensation

Pension Transition Supplement Restoration Plan.    As noted above under “Pension Transition Benefits,” effective April 1, 2007, the Belo Board adopted the PTS Restoration Plan as a non-qualified plan to provide the portion of the PTS Plan benefit that cannot be provided under the PTS Plan because of IRS Section 415 defined contribution plan limits. Participants are allowed to select from a number of market-based nominal investment alternatives for amounts credited to their accounts. For 2012, the Company will contribute $22,223 to Peter Diaz’s PTS Restoration account and $3,083 to Mr. Kerr’s account. Mr. Diaz’s account had a 2012 year-end balance of $10,481. Mr. Kerr had no previous contributions to this plan. Total Company contributions to Mr. Diaz’s account that have been reported in the Company’s prior proxy statements as “All Other Compensation” in the Summary Compensation Table are $6,185. Amounts under the PTS Restoration Plan are distributed upon termination of employment in a lump-sum to the participant.

For the year ended December 31, 2012, the Company did not have any other non-qualified deferred compensation plan in place for any of its employees, including the named executive officers.

Change in Control Arrangements and Other Agreements Upon Termination of Employment

The following descriptions reflect the amount of compensation that would have become payable to each of the named executive officers under existing arrangements if there had been a change in control or the named executive’s employment had terminated on December 31, 2012, given the named executive’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date. As used in this section, termination means the termination of a named executive officer’s employment with the Company due to death, disability or retirement at or after age 55 with at least three years of service. These amounts are in addition to benefits that were available without regard to the occurrence of any termination of employment or change in control, including then-exercisable stock options, and benefits available generally to salaried employees. These amounts do not include A. H. Belo equity awards received in connection with the spin-off transaction. (See “Equity Holdings and Value Realization related to Spin-Off of A. H. Belo Corporation.”)

Except as described below, at December 31, 2012, the Company did not have individual written agreements with any of the named executive officers that would provide guaranteed payments or benefits in the event of a termination of employment or a change in control. The actual amounts that would be paid upon a named executive officer’s termination of employment or a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon any such event, the actual amounts paid or distributed may be higher or lower than the amounts set forth in the table that follows. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

Severance Plan Change in Control Benefits.    Under the Belo Corp. Change in Control Severance Plan, as amended (the “Severance Plan”), each designated executive is eligible for a total cash payment to be awarded upon termination of employment in connection with a change in control. The circumstances that would result in benefits under the Severance Plan include: (1) the acquisition by a person or group of 30 percent or more of the combined voting power of the Company’s voting securities (excluding voting securities held by Robert Decherd, Belo’s Chairman of the Board, and voting securities held by any entity over which Robert Decherd has sole or shared voting power); (2) certain changes in the membership of the Company’s Board of Directors that are not approved by the incumbent directors; (3) consummation of a business combination or sale of substantially all of the Company’s assets, unless immediately following such transaction the beneficial owners of shares of Belo’s common stock and other securities eligible to vote immediately prior to the transaction beneficially own more than 60 percent of the combined voting power of the voting securities of the continuing company resulting from such transaction; or (4) approval by Belo shareholders of a plan of liquidation or dissolution. In connection with any actual termination of employment, change in control or otherwise, Belo may determine to enter into or amend other agreements or arrangements that provide additional or alternative benefits that would be payable as a result of such events, as the Compensation Committee or Board determines appropriate.

ECP Change in Control Benefits.    Compensation and benefits under the Company’s ECP may also be affected by a change in control of the Company. Generally under the ECP, a change in control event means the first of the following to occur, unless the Board has adopted a resolution stipulating that such event will not constitute a change in control for purposes of the ECP:

•	Specified changes in the majority composition of the Company’s Board;

•	Specified mergers or sales or dispositions of all or substantially all of the Company’s assets;

•	Shareholder approval of a plan of complete liquidation or dissolution of Belo; or

•	Acquisition of more than 30% of the combined voting power of Company common stock.

Following a change in control, ECP bonuses are paid in full at the higher of target or forecasted full-year results in the year of the change in control; stock options held by participants, including senior management, sales executives and non-employee directors, become fully vested and are immediately exercisable; TBRSUs vest and are payable in full immediately; and PBRSUs vest at the higher of target or forecasted results in the year of the change in control; and all vested units are payable in full immediately.

Pension Transition Supplement Restoration Plan.    Effective April 1, 2007, the Company adopted the PTS Restoration Plan, a non-qualified plan, to provide the portion of PTS Plan benefit that cannot be provided under the PTS Plan because of Code limitations on the amount of qualified plan benefits. Generally under the PTS Restoration Plan, a change in control will occur on the date that there is a:

•	change in ownership in the Company, wherein any person or group acquires more than 50% of the total fair market value or total voting power of Belo stock;

•

change in effective control of the Company, wherein (a) any person or group acquires 30% or more of the total voting power of Belo stock or (b) a majority of the members of Belo’s Board are replaced during any 12-month period by persons not appointed or endorsed by a majority of Belo’s Board prior to the date of such appointment or election; or

•

change in the ownership of a substantial portion of the assets of the Company, wherein any person or group acquires Belo assets having a total gross fair market value of 40% or more of the total gross fair market value of all Belo assets.

Upon the occurrence of a change in control, as defined in the PTS Restoration Plan, the Compensation Committee has the right, but not the obligation, to terminate the PTS Restoration Plan and distribute the entire balance of participants’ accounts to the participants.

In addition to the change in control provisions in the plans discussed above, the Company has general severance guidelines that may or may not be followed in any particular instance when an executive officer leaves the Company. These guidelines do not entitle executive officers to any specific severance benefit or amount of benefit in the event of termination of employment with the Company. For additional discussion, see “Potential Payments on Change in Control or Upon Termination of Employment at December 31, 2012” table on the following page.

The approximate value of the severance benefits available to each of the named executive officers if there had been a termination of employment (as defined) due to death, disability or retirement, or had there been a termination of employment in connection with a change in control (as defined), on December 31, 2012, under the ECP or the Severance Plan, would have been as follows, based on a closing market price of $7.67 per share for the Company’s Series A common stock for the year ended December 31, 2012.

Potential Payments on Change in Control or Upon Termination of Employment at December 31, 2012

Name and Description of Benefit	Change in Control	Death, Disability or Retirement After Age 55 with Three Years Service
(a)	(b)	(c)
Dunia A. Shive Non-equity incentives(1)	$1,189,000	$—
Stock options(2)	$28,962	$28,962
Time-based RSUs(3)	$1,910,597	$1,910,597
Performance-related RSUs(4)	$1,501,050	$396,432
Change in control severance plan(5)	$3,336,083	$—

Total	$7,965,692	$2,335,991
Carey P. Hendrickson Non-equity incentives(1)	$290,000	$—
Stock options(2)	$6,696	$6,696
Time -based RSUs(3)	$536,900	$536,900
Performance-related RSUs(4)	$494,462	$115,625
Change in control severance plan(5)	$1,397,417	$—

Total	$2,725,475	$659,221
Peter L. Diaz(6) Non-equity incentives(1)	$438,625	$—
Stock options(2)	$10,404	$10,404
Time-based RSUs(3)	$767,000	$767,000
Performance-related RSUs(4)	$650,853	$173,442
Change in control severance plan(5)	$1,353,938	$—

Total	$3,220,820	$950,846
Guy H. Kerr Non-equity incentives(1)	$423,074	$—
Stock options(2)	$10,404	$10,404
Time-based RSUs(3)	$724,815	$724,815
Performance-related RSUs(4)	$606,206	$146,190
Change in control severance plan(5)	$1,301,700	$—

Total	$3,066,199	$881,409

(1)	In the event of a change in control, short-term non-equity incentives (cash bonuses) are paid in a lump sum to each executive at the higher of target or actual financial performance based on current full-year forecasted results (taking into consideration actual financial performance to date) and at target for non-financial performance. Cash bonuses are not automatically paid for executives terminating under other circumstances.

(2)

All stock options, vested or unvested, are forfeited immediately if an executive is terminated for cause or voluntarily resigns. In the event of a change in control or an executive’s retirement after age 55 with at least three years of service, qualification for long-term disability, or death, vesting of all option holdings is accelerated and all vested options will remain exercisable until the original expiration date of that option

(10 years from the date of grant). If any named executive officer is terminated without cause, vested options will remain exercisable for a period of one year from the date of the executive’s termination of employment. Unvested options are forfeited immediately.

(3)	All unvested TBRSUs are forfeited immediately if an executive is terminated with or without cause or voluntarily resigns. In the event of a change in control or an executive’s retirement after age 55 with at least three years of service, qualification for long-term disability, or death, vesting of all TBRSUs is accelerated and payment is made as soon as practicable but no earlier than allowable under Section 409A of the Code.

(4)	All unvested PBRSUs are forfeited immediately if an executive is terminated with or without cause or voluntarily resigns. In the event of an executive’s retirement after age 55 with at least three years of service, qualification for long-term disability, or death, vesting of all earned but unvested PBRSUs is accelerated and payment is made as soon as practicable but no earlier than allowable under Section 409A of the Code. In the event of a change in control, unearned PBRSUs are earned and paid at the higher of target or actual financial performance based on current forecasted results (taking into consideration actual financial performance to date).

(5)	To determine the amount of the change in control payment, a multiple of 2 for the Chief Executive Officer and 1.5 for all other named executive officers is applied to the sum of the following components: (1) base salary in effect at the time of the change in control; (2) higher of the current target bonus in effect prior to the change in control or the average of the last three years’ bonus payments; (3) employer-provided contributions to the Belo Savings Plan and PTS payments for the current year; and (4) employer cost of medical and dental benefits in excess of employee premiums. In addition to this change in control amount, the employee is also eligible for outplacement services valued at no more than $25,000, plus reimbursement for any legal fees incurred to enforce the participant’s rights under the plan. For each executive, the assumptions for outplacement costs and legal fees in the table above were $20,000 and $0, respectively. To the extent the cash payment and the value related to the acceleration of vesting for outstanding equity awards exceeds 3 times the employee’s average taxable compensation earned during the five years preceding the year of the change in control, excise taxes will be assessed. If all or a portion of the distribution is subject to excise tax, Belo will make a “gross-up” payment to the terminated employee. For 2012, the cash payment indicated above for Carey Hendrickson includes an excise tax gross-up of $450,355.

(6)	In addition to payments available under the ECP and the Severance Plan, there are also change in control provisions within the PTS Restoration Plan. Upon the occurrence of a change in control, the Compensation Committee has the right, but not the obligation, to terminate the PTS Restoration Plan and distribute the entire balance of participants’ accounts to the participants. At December 31, 2012, the balance in Peter Diaz’s PTS Restoration Plan account was $10,481. No other named executive officer had a PTS Restoration account balance at December 31, 2012.

DIRECTOR COMPENSATION

Director Compensation for 2012

Non-employee directors receive compensation for their Board and committee service; executive officers of the Company who also serve as Belo directors do not receive separate compensation for Board service. Based on recommendations from the Compensation Committee, the Board determines the amount of non-employee director compensation each year and designates the manner in which it is paid. The annual retainer is paid on the date of the Company’s annual meeting of shareholders for service through the date of the next annual meeting. Directors who are initially elected at a time other than at an annual meeting of shareholders receive a proportionate share of compensation relative to the service provided during an ordinary term of service. Vesting and payment dates for equity awards are adjusted to coincide with dates of awards relative to the previous award dates.

During 2012, non-employee directors on the Belo Board received an annual retainer package with a nominal value of $140,000. The annual retainer is for the 2012-2013 term of service beginning May 8, 2012, the date of the 2012 annual meeting of shareholders, through the date of the 2013 annual meeting of shareholders. One-half of the Board’s annual retainer was paid in cash and the remaining one-half was paid in the form of TBRSUs for Belo Series A common stock, the number of which was determined based on the closing market price of Belo Series A common stock on the date of the award. Annual awards for 2012-2013 were made on May 8, 2012.

Directors who served as committee chairs in 2012 received an additional $10,000 in cash. Belo reimburses directors for travel expenses incurred in attending meetings. No additional fee is paid to directors for attendance at Board and committee meetings. Robert Decherd, as non-executive Chairman of the Board, receives an additional $60,000 in annual compensation payable at the beginning of each term of service, while Henry Becton receives $30,000 in additional annual compensation for his role as Lead Director. Dunia Shive, who was an executive officer of the Company during 2012, did not receive separate compensation for Belo Board service.

Beginning May 7, 2013, non-employee directors will receive an annual retainer package with a nominal value of $150,000, of which $70,000 will be paid in cash and the balance will be paid in the form of TBRSUs for Belo Series A common stock, the number of which will be determined based on the closing market price on the date of the award. In addition, the annual fees payable to the chairs of the Audit and Compensation Committees shall be increased concurrently to $20,000.

The following table sets forth compensation for each Belo non-employee director for service as a Belo director during the year ended December 31, 2012:

Non-Employee Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(g)	(h)
Peter A. Altabef	$ 70,000	$70,002	$ 5,493	$145,495
Henry P. Becton, Jr.	$110,000	$70,002	$ 9,908	$189,910
Judith L. Craven, M.D., M.P.H.	$ 70,000	$70,002	$16,504	$156,506
Robert W. Decherd	$130,000	$70,002	$ 5,549	$205,551
Dealey D. Herndon	$ 70,000	$70,002	$ 5,549	$145,551
James M. Moroney III	$ 70,000	$70,002	$ 5,549	$145,551
Wayne R. Sanders	$ 80,000	$70,002	$ 5,549	$155,551
M. Anne Szostak	$ 80,000	$70,002	$ 5,549	$155,551
McHenry T. Tichenor, Jr.	$ 70,000	$70,002	$ 5,549	$145,551
Lloyd D. Ward	$ 70,000	$70,002	$ 5,549	$145,551

(1)	The amounts indicated in column (c) for Stock Awards are based on the grant date fair value of awards made May 8, 2012. Directors’ TBRSU awards vest on the date of the annual shareholders meeting one year following the initial grant or on the next regularly scheduled shareholders meeting date for pro-rated awards made during a service period. Prior to the date of the award, directors elect the payment date of their award, which can be the date of vesting or on the date of the shareholders’ meeting one or two years next following the vesting date. Payment of vested RSUs is made 60% in shares of Series A common stock and 40% in cash. Directors who voluntarily resign or retire from Belo Board service prior to the vesting of TBRSUs will receive a proportionate amount of the award based on actual service. Payment will be made on the payment date elected. Vesting is accelerated and payment is made immediately for TBRSUs held by a director who becomes disabled or dies.

(2)	Reflects dividend equivalents paid in 2012 by the Company on earned but unvested/undistributed RSUs.

In 2009, the Board established stock ownership guidelines for the Company’s directors to be achieved by the later of August 1, 2014 or within five years of his/her first election to the Board. Under these guidelines, the required minimum ownership level of common stock of the Company is 10,000 shares for each director. The majority of Belo directors have met the minimum ownership requirement. The following are the RSU holdings of each of Belo’s non-employee directors as of December 31, 2012:

Name	May 2012 Award Payable in May 2013	May 2010 Award Payable in May 2013	May 2011 Award Payable in May 2014	May 2012 Award Payable in May 2015

Peter A. Altabef	10,417
Henry P. Becton, Jr.	10,417		8,895
Judith L. Craven, M.D., M.P.H.		8,974	8,895	10,417
Robert W. Decherd	10,417
Dealey D. Herndon	10,417
James M. Moroney III	10,417
Wayne R. Sanders	10,417
M. Anne Szostak	10,417
McHenry T. Tichenor, Jr.	10,417
Lloyd D. Ward	10,417

Prior to 2009, directors received a portion of their annual compensation in the form of stock options for the purchase of Series B common stock. The option exercise price is equal to the closing market price of Series A common stock on the date of grant. Options generally vested one year from the date of grant and expire 10 years from the date of grant. Vested options remain exercisable for the original term of the award for all former directors. Following are the stock option holdings of each of Belo’s non-employee directors as of December 31, 2012:

Name	Outstanding Stock Options	Exercisable Stock Options

Peter A. Altabef	—	—
Henry P. Becton, Jr.	53,924	53,924
Judith L. Craven, M.D., M.P.H.	53,924	53,924
Robert W. Decherd(1)	21,469	21,469
Dealey D. Herndon	53,924	53,924
James M. Moroney III(1)	21,469	21,469
Wayne R. Sanders	53,924	53,924
M. Anne Szostak	44,125	44,125
McHenry T. Tichenor, Jr.	—	—
Lloyd D. Ward	53,924	53,924

(1)	Stock options indicated above for Robert Decherd and Jim Moroney, both former employees of the Company, represent those awarded with respect to Belo Board service since the effective date of the spin-off of A. H. Belo on February 8, 2008, and do not include stock options earned as employees of the Company.

CERTAIN RELATIONSHIPS

Belo has a written Code of Business Conduct and Ethics. One policy in the Code provides that all directors, officers, and employees avoid business and personal situations that may give rise to a conflict of interest. A “conflict of interest” under the Code occurs when an individual’s private interest interferes or appears to interfere with Belo’s interest. The Code provides that the Audit Committee (or its designee) is generally responsible for enforcement of the Code relating to members of the Board of Directors; and the Company’s Management Committee (or its designee) is generally responsible for enforcement of the Code relating to officers and employees.

The Board has adopted a written related person transaction policy and procedures pursuant to which significant transactions involving the Company and related persons, as defined in Item 404(a) and accompanying instructions of SEC Regulation S-K, are subject to review by the Nominating and Corporate Governance Committee. Transactions subject to the policy are any transaction within the scope of Item 404(a) and accompanying instructions of Regulation S-K, which are transactions exceeding $120,000 in which executive officers, directors or greater than 5% shareholders, or members of their immediate families, have a direct or indirect material interest. In determining whether to approve or ratify a related person transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Robert Decherd is Chairman of the Board, president and Chief Executive Officer of A. H. Belo, and non-executive Chairman of the Board of Belo. Jim Moroney, executive vice president of A. H. Belo, is an executive officer of A. H. Belo and a director of Belo. Dealey Herndon is a director of both Belo and A. H. Belo.

In connection with the 2008 spin-off of A. H. Belo, Belo and A. H. Belo entered into a separation and distribution agreement, a services agreement, a tax matters agreement and an employee matters agreement, effective as of the spin-off date. Under the services agreement, Belo and A. H. Belo (or their respective subsidiaries) provide each other with various services and/or support. Payments made or other consideration provided in connection with all continuing transactions between Belo and A. H. Belo are on an arms-length basis. The cash flows between Belo and A. H. Belo are not significant to the ongoing operations of Belo. See Note 3 of the Notes to Consolidated Financial Statements of the Company for the year ended December 31, 2012 contained in the Annual Report on Form 10-K.

In October 2010, Belo and A. H. Belo entered into a Pension Plan Transfer Agreement (the “Transfer Agreement”), to split the Pension Plan into separately sponsored plans effective January 1, 2011. On January 3, 2011, the initial transfer of assets ($215,235,568 representing approximately 91% of the estimated total amount of assets to be transferred) was made to the newly-established A. H. Belo-sponsored pension plans with the final, total amount funded by the end of second quarter 2011. The Pension Plan’s actuary determined the final, total amount of assets to be transferred in accordance with Section 4044 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), on the basis of assumptions used for such purpose by the Pension Benefit Guaranty Corporation, was $239,422,290 and on May 26, 2011, $24,186,722 (the difference between the final determination and the amount of the initial transfer) was funded. The split of the Pension Plan does not change the amount of the benefits any participant has accrued or is currently receiving. For plan years starting on and after January 1, 2011, Belo and A. H. Belo are each solely responsible for making contributions to their respective plans.

As a result of the 2008 spin-off and an assessment of their respective downtown Dallas real estate needs, Belo and A. H. Belo agreed to co-own, through a limited liability company (the “LLC”) in which each entity held a fifty percent interest, The Belo Building, which is a 17 story office building, and specified other downtown Dallas real estate. Effective December 31, 2011, the Company and A. H. Belo divided the assets of the LLC. As a result of the division, which was based on independent third-party appraisals, Belo owns The Belo Building and part of a city block adjacent to the City of Dallas’ new convention center hotel. The Company and A. H. Belo continue to co-own certain investments in third-party businesses unrelated to the LLC. Belo’s aggregate investment in these third party businesses was approximately $9,500,000 at December 31, 2012.

The Company is not aware of any other related person transactions that would require disclosure.

ANNUAL REPORT AND ADDITIONAL MATERIALS

Our 2012 annual report to shareholders is being distributed with this proxy statement. Copies of our Annual Report on Form 10-K for the year ended December 31, 2012 may be obtained without charge upon written or oral request to Belo Corp., Attention: Secretary, 400 South Record Street, Dallas, Texas 75202-4841, (214) 977-6606. Our Annual Report on Form 10-K is also available free of charge on www.belo.com, along with our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to all these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.

Householding Information

If you and others who share your mailing address own Belo common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one Notice or only one set of proxy materials from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and mailing costs. Unless you responded that you did not want to participate in householding, single copies of the Notice or of these proxy materials have been sent to your address. If you hold shares through a bank or brokerage firm and would like to receive a separate copy of the Notice, this proxy statement and the 2012 annual report, please contact the Investor Relations department of Belo Corp. (400 South Record Street, Dallas, Texas 75202-4841, (214) 977-6606), and we will promptly send additional copies on request. In addition, if you wish in the future to receive your own set of proxy materials or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please notify the brokerage firm, bank, broker-dealer or other similar organization where your shares are held.

How to Receive Future Proxy Statements and Annual Reports Online

You can elect to receive future Belo proxy statements and annual reports over the Internet, instead of receiving paper copies in the mail. Registered shareholders may elect electronic delivery of future proxy materials and other shareholder communications when voting via the Internet at www.proxyvote.com. When prompted, please indicate that you agree to receive or access proxy materials electronically in future years.

If you hold your shares in broker or street name and are not given an opportunity to consent to electronic delivery when you vote your shares online, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery.

If you do consent to Internet delivery, a notation will be made in your account. When future proxy statements and annual reports become available, you will receive an e-mail notice instructing you on how to access them over the Internet.

SHAREHOLDER PROPOSALS FOR 2014 MEETING

In order to propose business for consideration or nominate persons for election to the Belo Board, a shareholder must comply with the advance notice provisions of our bylaws and all applicable SEC requirements. The bylaws provide that any such proposals or nominations must be submitted to and received by us between the close of business on February 6, 2014 and the close of business on March 8, 2014 in order to be considered at the 2014 annual meeting, and must satisfy the other requirements in our bylaws regarding such proposals or nominations. If the shareholder does not also comply with the requirements of SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal or nomination made by a shareholder. A shareholder who is interested in submitting a proposal for inclusion in our proxy materials for the 2014 annual meeting may do so by submitting the proposal to the attention of Belo’s Secretary by no later than November 22, 2013 and following the procedures described in the Company’s bylaws and SEC Rules 14a-8 and 14a-18.

Copies of the bylaws and SEC Rules 14a-4, 14a-8 and 14a-18 may be obtained by contacting Belo’s Secretary at 400 South Record Street, Dallas, Texas 75202-4841, or by telephone at (214) 977-6606, and submissions pursuant to these provisions should be addressed to Belo’s Secretary at this same address.

GENERAL

At the date of this proxy statement, we do not know of any matters to be presented for action at the annual meeting other than those described in this proxy statement. If any other matters should come before the annual meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

GUY H. KERR Secretary

Dated: March 22, 2013

EXHIBIT I

BELO

2013 EXECUTIVE COMPENSATION PLAN

BELO 2013 EXECUTIVE COMPENSATION PLAN

BELO

2013 EXECUTIVE COMPENSATION PLAN

Belo Corp., a Delaware corporation (“Belo”), establishes the Belo 2013 Executive Compensation Plan (the “Plan”), effective as of March 1, 2013, subject to shareholder approval.

1. Purpose.    The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by directors, executive officers and selected employees, and to provide them incentives to put forth maximum efforts for the success of Belo’s business, in order to serve the best interests of Belo and its shareholders.

2. Term.    The Plan will expire on the tenth anniversary of the date on which it is approved by the shareholders of Belo. No further Awards will be made under the Plan on or after such tenth anniversary.

3. Definitions.    The following terms, when used in the Plan with initial capital letters, will have the following meanings:

(a) Appreciation Right means a right granted pursuant to Section 7.

(b) Award means the award of an Executive Compensation Plan Bonus; the grant of Appreciation Rights, Stock Options, Performance Shares or Performance Units; the grant or sale of Deferred Shares, Restricted Shares or Restricted Stock Units; or the grant of an award pursuant to Sections 12 or 13.

(c) Board means the Board of Directors of Belo.

(d) Change in Control means the occurrence of any of the following:

(i)	individuals who, as of March 1, 2013, were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after March 1, 2013, whose election, or nomination for election, by Belo’s shareholders was approved by a vote of at least a majority of the Incumbent Directors will be considered as though such individual were an Incumbent Director, other than any such individual whose assumption of office after March 1, 2013, occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) (each, a “Person”), other than the Board;

(ii)

the consummation of (A) a merger, statutory share exchange, consolidation or similar form of corporate transaction involving Belo or its Subsidiaries (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) a sale or other disposition of all or substantially all the assets of Belo or the acquisition of assets or securities of another entity by Belo or any of its Subsidiaries (a “Sale”), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (or a successor rule thereto)), of shares of Belo’s common stock (“Outstanding Company Common Stock”) or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization or Sale (the “Company Voting Securities”) beneficially own, directly or indirectly, more than 50% of both the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Reorganization or Sale (including, without limitation, an entity that, as a result of such transaction, owns Belo or all or substantially all of Belo’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the Outstanding Company Common Stock or outstanding Company Voting Securities, as the case may be, (2) no Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing Entity) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the Continuing Entity or the combined voting power of the then-outstanding voting securities of the Continuing Entity, except in either case to the extent that such ownership existed prior to the Reorganization or Sale and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity, immediately following consummation of the Reorganization or Sale, were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii)	the shareholders of Belo approve a plan of complete liquidation or dissolution of Belo; or

(iv)	any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of securities of Belo representing 30% or more of the Outstanding Company Common Stock or Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from Belo, (B) any acquisition by Belo or any Subsidiary, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Belo or any Subsidiary, (D) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (E) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of Section 3(d)(ii).

For purposes of applying the provisions of Section 3(d)(ii)(B)(2) and Section 3(d)(iv) at any time on or after March 1, 2013, neither Robert W. Decherd nor any Person holding voting securities of the Continuing Entity or Company Voting Securities, as applicable, over which he has sole or shared voting power will be considered to be the beneficial owner of 30% or more of such voting securities or Company Voting Securities.

(e) Code means the Internal Revenue Code of 1986, as in effect from time to time.

(f) Committee means the Compensation Committee of the Board and, to the extent the administration of the Plan has been assumed by the Board pursuant to Section 20, the Board.

(g) Common Stock means the Series A Common Stock, par value $0.01 per share, and the Series B Common Stock, par value $0.01 per share, of Belo or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 15. Shares of Common Stock issued or transferred pursuant to the Plan will be shares of Series A Common Stock or Series B Common Stock, as determined by the Committee in its discretion. Notwithstanding the foregoing, the Committee will not authorize the issuance or transfer of Series B Common Stock if the Committee determines that such issuance or transfer would cause the Series A Common Stock to be excluded from trading in the principal market in which the Common Stock is then traded.

(h) Covered Participant means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(i) Date of Grant means the date specified by the Committee on which an Award will become effective.

(j) Deferral Period means the period of time during which Deferred Shares are subject to deferral limitations under Section 9.

(k) Deferred Shares means an award pursuant to Section 9 of the right to receive shares of Common Stock at the end of a specified Deferral Period.

(l) Director means a member of the Board who is not a regular full-time employee of Belo or any Subsidiary.

(m) Disability means (i) with respect to an Incentive Stock Option, “permanent and total disability” as defined in Section 22(e)(3) of the Code; and (ii) with respect to any other Award, except as otherwise provided in an Evidence of Award, that a Participant or Director is considered disabled within the meaning of Section 409A of the Code and applicable guidance thereunder.

(n) Evidence of Award means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Evidence of Award may be in any electronic medium, may be limited to a notation on the books and records of Belo and need not be signed by a representative of Belo or a Participant or a Director.

(o) Executive Compensation Plan Bonus means an award of annual incentive compensation made pursuant to and subject to the conditions set forth in Section 11.

(p) Grant Price means the price per share of Common Stock at which an Appreciation Right not granted in tandem with a Stock Option is granted.

(q) Incentive Stock Option means any Stock Option that is designated in the applicable Evidence of Award as intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(r) Management Objectives means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to an Award. Management Objectives may be described in terms of company-wide objectives (i.e., the performance of Belo and all of its Subsidiaries) or in terms of objectives that are related to the performance of the individual Participant or of the division, Subsidiary, department, region, function or other organizational unit within Belo or a Subsidiary in which the Participant receiving the Award is employed or on which the Participant’s efforts have the most influence. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies or subsidiaries, and may be made relative to an index or one or more of the performance objectives themselves.

The Management Objectives applicable to any Award to a Covered Participant will be based on one or more, or a combination, of the following performance measures (excluding the effect of extraordinary or nonrecurring items):

(i)	earnings per share;

(ii)	earnings before interest, taxes, depreciation and amortization (EBITDA);

(iii)	net income;

(iv)	net operating profit;

(v)	revenue;

(vi)	operating margins;

(vii)	share price;

(viii)	total shareholder return;

(ix)	return on invested capital;

(x)	return on shareholder equity;

(xi)	return on assets;

(xii)	working capital targets;

(xiii)	reduction in fixed costs;

(xiv)	debt reduction;

(xv)	market share;

(xvi)	customer service measures or indices;

(xvii)	expense management;

(xviii)	operating income (including non-pension operating income);

(xix)	pre- or after-tax income;

(xx)	cash flow (before or after dividends);

(xxi)	cash flow per share (before or after dividends);

(xxii)	gross margin;

(xxiii)	gross profit;

(xxiv)	operating profit;

(xxv)	sales; and

(xxvi)	industry-specific measures of audience or revenue share.

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of Belo, or the manner in which Belo conducts its business, or any other events or circumstances, the Management Objectives are no longer suitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, with respect to a Performance Period as the Committee deems appropriate and equitable, except where such action would result in the loss of the otherwise available Section 162(m) Exemption (other than in connection with a Change in Control). In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement.

(s) Market Value per Share means, at any date, the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal market in which the Common Stock is traded.

(t) Nonqualified Stock Option means any Stock Option that is not an Incentive Stock Option.

(u) Option Price means the purchase price per share payable on exercise of a Stock Option.

(v) Participant means a person who is selected by the Committee to receive benefits under the Plan and who is at that time an executive officer or other key employee of Belo or any Subsidiary.

(w) Performance Period means, with respect to an Award, a period of time within which the Management Objectives relating to such Award are to be measured. The Performance Period for an Executive Compensation Plan Bonus will be a period of 12 months, and, unless otherwise expressly provided in the Plan, the Performance Periods for all other Awards will be established by the Committee at the time of the Award; provided, however, that the Committee will not establish a Performance Period shorter than six months.

(x) Performance Share means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 10.

(y) Performance Unit means a unit equivalent to $100 (or such other value as the Committee determines) granted pursuant to Section 10.

(z) Qualified Performance-Based Award means an Award intended to qualify for the Section 162(m) Exemption.

(aa) Restricted Shares means shares of Common Stock granted or sold pursuant to Section 8(a) as to which neither the ownership restrictions nor the restrictions on transfer have expired.

(bb) Restricted Stock Unit means a bookkeeping entry that records a unit equivalent to one share of Common Stock awarded pursuant to Section 8(b).

(cc) Rule 16b-3 means Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, as amended (or any successor rule to the same effect), as in effect from time to time.

(dd) Section 162(m) Exemption means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(ee) Significant Shareholder means a Participant who, at the time an Incentive Stock Option is granted to such Participant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of Belo or of a Subsidiary.

(ff) Spread means the excess of the Market Value per Share on the date an Appreciation Right is exercised over (i) the Option Price provided for in the Stock Option granted in tandem with the Appreciation Right or (ii) if there is no tandem Stock Option, the Grant Price provided for in the Appreciation Right, in either case multiplied by the number of shares of Common Stock in respect of which the Appreciation Right is exercised.

(gg) Stock Option means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 6.

(hh) Subsidiary means (i) any corporation of which at least 50% of the total combined voting power of all outstanding shares of stock is owned directly or indirectly by Belo, (ii) any partnership of which at least 50% of the profits interest or capital interest is owned directly or indirectly by Belo, and (iii) any other entity of which at least 50% of the total equity interest is owned directly or indirectly by Belo.

4. Shares Available Under Plan.    The number of shares of Common Stock that may be issued or transferred (i) upon the exercise of Appreciation Rights or Stock Options, (ii) as Restricted Shares and released from all restrictions, (iii) in settlement of Deferred Shares or Restricted Stock Units, and (iv) in payment of Performance Shares, Performance Units, Executive Compensation Plan Bonuses or Awards contemplated by Section 12 will not exceed in the aggregate 10 million shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. The number of shares of Common Stock available under this Section 4 will be subject to adjustment as provided in Section 15 and will be further adjusted to include shares that (i) relate to Awards that expire or are forfeited or (ii) are transferred, surrendered or relinquished to or withheld by Belo in satisfaction of any Option Price or in satisfaction of any tax withholding amount. Upon payment in cash of the benefit provided by any Award, any shares that were covered by that Award will again be available for issue or transfer under the Plan.

5. Limitations on Awards.    Awards under the Plan will be subject to the following limitations:

(a) No more than an aggregate of 6 million shares of Common Stock, subject to adjustment as provided in Section 4, will be issued or transferred as Deferred Shares, Restricted Shares, Restricted Stock Units or Awards granted pursuant to Section 12.

(b) No more than 10 million shares of Common Stock, subject to adjustment only as provided in Section 15, will be issued pursuant to Incentive Stock Options.

(c) The maximum aggregate number of shares of Common Stock that may be subject to Stock Options or Appreciation Rights granted to a Participant during any calendar year will not exceed 1 million shares, subject to adjustment only as provided in Section 15. The foregoing limitation will apply without regard to whether the applicable Award is settled in cash or in shares of Common Stock.

(d) The maximum aggregate number of shares of Common Stock that may be subject to Deferred Shares, Performance Shares, Restricted Shares, Restricted Stock Units or other Awards pursuant to Section 12 granted or sold to a Participant during any calendar year will not exceed 1 million shares, subject to adjustment only as provided in Section 15. The foregoing limitation will apply without regard to whether the applicable Award is settled in cash or in shares of Common Stock.

(e) The maximum aggregate cash value of payments to any Participant for any Performance Period pursuant to an award of Performance Units or other Awards pursuant to Section 12 will not exceed $5 million.

(f) The payment of an Executive Compensation Plan Bonus to any Participant will not exceed $5 million.

(g) The maximum aggregate number of shares of Common Stock subject to Awards pursuant to Section 13 that may be awarded to a Director for a year of service shall have a value that does not exceed one hundred percent (100%) of the Director’s annual compensation from the Company, as such compensation may be adjusted from time to time.

6. Stock Options.    The Committee may from time to time authorize grants to any Participant and, subject to Section 13, to any Director of Nonqualified Stock Options and Incentive Stock Options upon such terms and conditions as it may determine in accordance with this Section 6; provided, however, that Incentive Stock Options may be granted only to employees of Belo and its Subsidiaries. Each grant of Stock Options may use any or all of the applicable authorizations, and will be subject to all of the applicable requirements, contained in the following provisions:

(a) Each grant will specify the number of shares of Common Stock to which it relates.

(b) Each grant will specify the Option Price, which will not be less than 100% of the Market Value per Share on the Date of Grant; provided, that the Option Price for an Incentive Stock Option granted to a Significant Shareholder will be at least 110% of the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to Belo, or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to Belo of shares of Common Stock owned by the Participant or Director for at least six months (or, with the consent of the Committee, for less than six months) having an aggregate Market Value per Share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Committee, by authorizing Belo to withhold a number of shares of Common Stock otherwise issuable to the Participant or Director having an aggregate Market Value per Share on the date of exercise equal to the aggregate Option Price, (iv) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that Belo is prohibited from purchasing or acquiring such shares of Common Stock, or (v) by such other methods as may be approved by the Committee.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant or Director whether or not any Stock Options or other Awards previously granted to such Participant or Director remain unexercised or outstanding.

(f) Each grant will specify any required period or periods of continuous service by the Participant or Director with Belo or any Subsidiary that are necessary before the Stock Options or installments thereof will become exercisable.

(g) Any grant may specify the Management Objectives that must be achieved as a condition to the exercise of the Stock Options.

(h) Any grant may provide for the earlier exercise of the Stock Options upon a Change in Control or other similar transaction or event.

(i) Stock Options may be (i) options which are intended to qualify under particular provisions of the Code including without limitation Incentive Stock Options, (ii) options which are not intended to so qualify, or (iii) combinations of the foregoing. To the extent that any Stock Option is not designated as an Incentive Stock Option in an Evidence of Award or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its Date of Grant, it will constitute a Nonqualified Stock Option.

(j) On or after the Date of Grant, the Committee may provide for the payment to the Participant or Director of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

(k) No Stock Option will be exercisable more than ten years from the Date of Grant; provided, that no Incentive Stock Option granted to a Significant Shareholder will be exercisable more than five years from the Date of Grant.

(l) The Committee will have the right to substitute Appreciation Rights for outstanding Options granted to one or more Participants or Directors, provided the terms and the economic benefit of the substituted Appreciation Rights are at least equivalent to the terms and economic benefit of such Options, as determined by the Committee in its discretion.

(m) Each grant will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or Director’s termination of service by reason of retirement, death, Disability or otherwise; provided, however, that no Incentive Stock Option will be exercisable more than (i) three months following the termination of a Participant’s employment other than due to the Participant’s death or Disability, or (ii) twelve months following the termination of a Participant’s employment due to the Participant’s death or Disability.

7. Appreciation Rights.    The Committee may also from time to time authorize grants to any Participant and, subject to Section 13, to any Director of Appreciation Rights upon such terms and conditions as it may determine in accordance with this Section 7. Appreciation Rights may be granted in tandem with Stock Options or separate and apart from a grant of Stock Options. An Appreciation Right will be a right of the Participant or Director to receive from Belo upon exercise an amount which will be determined by the Committee at the Date of Grant and will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. An Appreciation Right granted in tandem with a Stock Option may be exercised only by surrender of the related Stock Option. Each grant of an Appreciation Right may use any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will state whether it is made in tandem with Stock Options and, if not made in tandem with any Stock Options, will specify the number of shares of Common Stock in respect of which it is made.

(b) Each grant made in tandem with Stock Options will specify the Option Price and each grant not made in tandem with Stock Options will specify the Grant Price, which in either case will not be less than 100% of the Market Value per Share on the Date of Grant.

(c) Any grant may provide that the amount payable on exercise of an Appreciation Right may be paid (i) in cash, (ii) in shares of Common Stock having an aggregate Market Value per Share equal to the Spread, or (iii) in a combination thereof, as determined by the Committee in its discretion.

(d) Any grant may specify that the amount payable to the Participant or Director on exercise of an Appreciation Right may not exceed a maximum amount specified by the Committee at the Date of Grant (valuing shares of Common Stock for this purpose at their Market Value per Share at the date of exercise).

(e) Successive grants may be made to the same Participant or Director whether or not any Appreciation Rights or other Awards previously granted to such Participant or Director remain unexercised or outstanding.

(f) Each grant will specify any required period or periods of continuous service by the Participant or Director with Belo or any Subsidiary that are necessary before the Appreciation Rights or installments thereof will become exercisable, and will provide that no Appreciation Rights may be exercised except at a time when the Spread is positive and, with respect to any grant made in tandem with Stock Options, when the related Stock Options are also exercisable.

(g) Any grant may specify the Management Objectives that must be achieved as a condition to the exercise of the Appreciation Rights.

(h) Any grant may provide for the earlier exercise of the Appreciation Rights upon a Change in Control or other similar transaction or event.

(i) On or after the Date of Grant, the Committee may provide for the payment to the Participant or Director of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

(j) No Appreciation Right will be exercisable more than ten years from the Date of Grant.

(k) Each grant will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or Director’s termination of service by reason of retirement, death, Disability or otherwise.

8. Restricted Shares and Restricted Stock Units.

(a) Restricted Shares. The Committee may also from time to time authorize grants or sales to any Participant and, subject to Section 13, to any Director of Restricted Shares upon such terms and conditions as it may determine in accordance with this Section 8(a). Each grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant or Director in consideration of the performance of services, entitling such Participant or Director to voting and other ownership rights, but subject to the restrictions set forth in this Section 8(a). Each such grant or sale may use any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Each grant or sale may be made without additional consideration or in consideration of a payment by the Participant or Director that is less than the Market Value per Share at the Date of Grant, except as may otherwise be required by the Delaware General Corporation Law.

(ii) Each grant or sale may limit the Participant’s or Director’s dividend rights during the period in which the shares of Restricted Shares are subject to any such restrictions.

(iii) Each grant or sale will provide that the Restricted Shares will be subject, for a period to be determined by the Committee at the Date of Grant, to one or more restrictions, including without limitation a restriction that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the regulations of the Internal Revenue Service under such section.

(iv) Any grant or sale may specify the Management Objectives that, if achieved, will result in the termination or early termination of the restrictions applicable to the shares.

(v) Any grant or sale may provide for the early termination of any such restrictions upon a Change in Control or other similar transaction or event.

(vi) Each grant or sale will provide that during the period for which such restriction or restrictions are to continue, the transferability of the Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include without limitation rights of repurchase or first refusal in favor of Belo or provisions subjecting the Restricted Shares to continuing restrictions in the hands of any transferee).

(vii) Each grant or sale will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or Director’s termination of service by reason of retirement, death, Disability or otherwise.

(viii) Any certificate issued in respect of Restricted Shares will be registered in the name of the applicable Participant or Director and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award.

(b) Restricted Stock Units. The Committee may also from time to time authorize grants or sales to any Participant and, subject to Section 13, to any Director of Restricted Stock Units upon such terms and conditions as it may determine in accordance with this Section 8(b). Each grant or sale will constitute the agreement by Belo to issue or transfer shares of Common Stock or cash in an amount equal to the value of shares of Common Stock to the Participant or Director in the future in consideration of the performance of services, the attainment of Management Objectives or both. Each such grant or sale may use any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Each grant or sale will provide that the Restricted Stock Units will be settled in cash or in shares of Common Stock on a specified date or dates, which will be fixed by the Committee on the Date of Grant, and any grant or sale may provide for acceleration upon a Change in Control or other similar transaction or event to the extent permitted by Section 409A of the Code.

(ii) Prior to the settlement of any Restricted Stock Unit, the Participant or Director will not have any right to transfer any rights under the Restricted Stock Units or the underlying shares of Common Stock, will not have any rights of ownership in the Restricted Stock Units or the underlying shares of Common Stock and will not have any right to vote the Restricted Stock Units or the underlying shares of Common Stock, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on such shares in cash or Common Stock on a current, deferred or contingent basis.

(iii) Each grant or sale will be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant’s termination of employment or Director’s termination of service by reason of retirement, death, Disability or otherwise.

9. Deferred Shares.    The Committee may also from time to time authorize grants or sales to any Participant and, subject to Section 13, to any Director of Deferred Shares upon such terms and conditions as it may determine in accordance with this Section 9. Each grant or sale will constitute the agreement by Belo to issue or transfer shares of Common Stock to the Participant or Director in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify. Each such grant or sale may use any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant or sale may be made without additional consideration from the Participant or Director or in consideration of a payment by the Participant or Director that is less than the Market Value per Share on the Date of Grant, except as may otherwise be required by the Delaware General Corporation Law.

(b) Each grant or sale will provide that the Deferred Shares will be subject to a Deferral Period, which will be fixed by the Committee on the Date of Grant, and any grant or sale may provide for the earlier termination of such period upon a Change in Control or other similar transaction or event.

(c) During the Deferral Period, the Participant or Director will not have any right to transfer any rights under the Deferred Shares, will not have any rights of ownership in the Deferred Shares and will not have any right to vote the Deferred Shares, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on such shares in cash or Common Stock on a current, deferred or contingent basis.

(d) Each grant or sale will be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant’s termination of employment or Director’s termination of service by reason of retirement, death, Disability or otherwise.

10. Performance Shares and Performance Units.    The Committee may also from time to time authorize grants to any Participant and, subject to Section 13, to any Director of Performance Shares and Performance Units, which will become payable upon achievement of specified Management Objectives, upon such terms and conditions as it may determine in accordance with this Section 10. Each such grant may use any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Performance Shares or Performance Units to which it relates.

(b) The Performance Period with respect to each Performance Share and Performance Unit will be determined by the Committee at the time of grant.

(c) Each grant will specify the Management Objectives that, if achieved, will result in the payment of the Performance Shares or Performance Units.

(d) Each grant will specify the time and manner of payment of Performance Shares or Performance Units which have become payable, which payment may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Performance Shares or Performance Units which have become payable, or (iii) any combination thereof, as determined by the Committee in its discretion at the time of grant.

(e) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant. Any grant of Performance Units may specify that the amount payable, or the number of shares of Common Stock issued, with respect to the Performance Units may not exceed maximums specified by the Committee on the Date of Grant.

(f) On or after the Date of Grant, the Committee may provide for the payment to the Participant or Director of dividend equivalents on Performance Shares in cash or Common Stock on a current, deferred or contingent basis.

(g) Each grant will be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the payment of the Performance Shares or Performance Units upon a Change in Control or other similar transaction or event and provisions relating to the Participant’s termination of employment or Director’s termination of service by reason of retirement, death, Disability or otherwise.

11. Executive Compensation Plan Bonuses.    The Committee may from time to time authorize payment of annual incentive compensation in the form of an Executive Compensation Plan Bonus to a Participant, which will become payable upon achievement of specified Management Objectives. Executive Compensation Plan Bonuses will be payable upon such terms and conditions as the Committee may determine, subject to the following provisions:

(a) The Committee will specify the Management Objectives that, if achieved, will result in the payment of the Executive Compensation Plan Bonus.

(b) The amount of the Executive Compensation Plan Bonus will be determined by the Committee based on the level of achievement of the specified Management Objectives. The Executive Compensation Plan Bonus will be paid to the Participant following the close of the calendar year in which the Performance Period relating to the Executive Compensation Plan Bonus ends, but not later than the 15th day of the third month following the end of such calendar year, provided the Participant continues to be employed by Belo or a Subsidiary on the Executive Compensation Plan Bonus payment date (unless such employment condition is waived by Belo).

(c) Payment of the Executive Compensation Plan Bonus may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Executive Compensation Plan Bonus which has become payable, or (iii) any combination thereof, as determined by the Committee in its discretion on or before the time of payment.

(d) If a Change in Control occurs during a Performance Period, the Executive Compensation Plan Bonus payable to each Participant for the Performance Period will be determined at the target level of achievement of the Management Objectives, without regard to actual performance, or, if greater, at the actual level of achievement at the time of the closing of the Change in Control, in both instances without proration for less than a full Performance Period. The Executive Compensation Bonus will be paid not later than 60 days after the closing of the Change in Control.

(e) Each grant may be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant’s termination of employment by reason of retirement, death, Disability or otherwise.

12. Other Awards.

(a) Subject to applicable law and the limits set forth in Section 5, the Committee may authorize grants to any Participant of such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of Belo or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Stock or the value of securities of, or the performance of, specified Subsidiaries or affiliates or other business units of Belo. The Committee will determine the terms and conditions of such awards. Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 12 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, notes or other property, as the Committee determines.

(b) Cash awards, as an element of or supplement to any other award granted under the Plan, may also be granted pursuant to this Section 12.

(c) The Committee may grant Common Stock as a bonus, or may grant other awards in lieu of obligations of Belo or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

13. Awards for Directors.    Each Director will be granted Awards under the Plan on such terms and conditions as may be established by the Committee from time to time. The form of the Award and the vesting conditions and payment provisions applicable thereto will be determined by the Committee in its discretion; provided, however, that unless the Committee determines otherwise, Awards made to Directors will be in the form of Restricted Stock Units. To the extent permitted by Section 409A of the Code, the Committee may permit a Director to elect the date or dates on which such Award will be settled or paid. Any such election will be irrevocable when made and, to the extent that the Director’s election may result in a deferral of compensation subject to Section 409A of the Code, must be made timely by the Director in accordance with Section 409A of the Code.

14. Transferability.    Unless the Committee determines otherwise on or after the Date of Grant, (i) no Award will be transferable by a Participant or Director other than by will or the laws of descent and distribution and (ii) no Stock Option or Appreciation Right granted to a Participant or Director will be exercisable during the Participant’s or Director’s lifetime by any person other than the Participant or Director, or, in the case of Nonqualified Stock Options, such person’s guardian or legal representative.

15. Adjustments.    Upon (i) a stock dividend, stock split, reverse stock split, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of Belo (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, disaffiliation (including, without limitation, as a result of a public offering, or a spinoff or sale by Belo, of the stock of a Subsidiary or an affiliate) or a sale of a division of Belo or its affiliates, or similar event affecting Belo or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board will in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 4 and 5 upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of shares or other securities subject to outstanding Awards; and (D) the Option Price or Grant Price of outstanding Stock Options and Stock Appreciation Rights. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of a Stock Option or Stock Appreciation Right will for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Transaction over the Option Price or Grant Price will conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of Belo and securities of entities other than Belo) for the shares subject to outstanding Awards; and (3) in connection with any disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of Belo and securities of entities other than Belo), by the affected Subsidiary, affiliate, or division or by the entity that controls such Subsidiary, affiliate, or division following such disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Belo securities). The Committee may adjust in its sole discretion the Management Objectives applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, the effect of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other of the Company’s SEC filings, provided that in the case of Management Objectives applicable to any Qualified Performance-Based Awards, such adjustment does not result in loss of the Section 162(m) Exemption.

16. Stock-Based Awards in Substitution for Certain Other Awards.    Notwithstanding anything in the Plan to the contrary:

(a) Awards may be granted under the Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with Belo or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition.

(b) If a company acquired by Belo or any Subsidiary or with which Belo or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of Belo or any Subsidiary prior to such acquisition or merger. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(c) Any shares of Common Stock that are issued or transferred and any awards that are granted by, or become obligations of, Belo under Sections 16(a) or 16(b) above will not reduce the Common Stock available for issuance or transfer under the Plan or otherwise count against the limits contained in Sections 4 or 5(a) of the Plan.

17. Detrimental Activity and Recapture Provisions.    An Evidence of Award may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to Belo of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if the Committee determines that the Participant has engaged in conduct determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of Belo or any Subsidiary either during employment by Belo or a Subsidiary or within a specified period after termination of such employment. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to Belo of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.

18. Fractional Shares.    Belo will not be required to issue any fractional share of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

19. Withholding Taxes.    To the extent that Belo is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to Belo for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to Belo for payment of the balance of such taxes required to be withheld. In addition, if permitted by the Committee, the Participant or such other person may elect to have any withholding obligation of Belo satisfied with shares of Common Stock that would otherwise be transferred to the Participant or such other person in payment of the Participant’s Award. However, without the consent of the Committee, shares of Common Stock will not be withheld in excess of the minimum number of shares required to satisfy Belo’s withholding obligation.

20. Administration of the Plan.

(a) Unless the administration of the Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the Plan will be administered by the Committee, which at all times will consist of two or more Directors appointed by the Board, all of whom (i) will meet all applicable independence requirements of the New York Stock Exchange or the principal national securities exchange on which the Common Stock is traded and (ii) to the extent required under Rule 16b-3 and Section 162(m) of the Code, will qualify as “non-employee directors” as defined in Rule 16b-3 and as “outside directors” as defined in regulations adopted under Section 162(m) of the Code, as such terms may be amended from time to time. A majority of the Committee will constitute a quorum, and the actions of a majority of the members of the Committee present at any meeting at which a quorum is present, or actions unanimously approved in writing by all members, will be the acts of the Committee.

(b) The Committee has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing an Award. The interpretation and construction by the Committee of any such provision and any determination by the Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final, binding and conclusive. No member of the Committee will be liable for any such action or determination made in good faith.

21. Compliance with Section 409A of the Code; Qualified Performance-Based Awards; Section 16(b) of the Securities Exchange Act of 1934, as amended

(a) To the extent applicable, it is Belo’s intention that the Plan and Awards granted under the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Participants or Directors. The Plan and any grants made hereunder will be construed and interpreted in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant or Director nor any of a Participant’s or Director’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or Director (or for a Participant’s or Director’s benefit) under the Plan and grants hereunder may not be reduced by, or offset against, any amount owing by the Participant or Director to Belo or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by Belo from time to time) and (ii) Belo makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code and such delay is not already provided for in the Evidence of Award, then Belo will not pay such amount on the otherwise scheduled payment date but will instead pay such amount, without interest, on the first business day of the seventh month after such separation from service.

(d) Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, Belo reserves the right to make amendments to this Plan and grants hereunder as Belo deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant or Director will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or Director (or for a Participant’s or Director’s account) in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither Belo nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant or Director harmless from any or all of such taxes or penalties.

(e) The provisions of the Plan are intended to ensure that all Stock Options and Appreciation Rights granted hereunder to a Covered Participant in the tax year in which such Stock Option or Appreciation Right is expected to be deductible to Belo qualify for the Section 162(m) Exemption, and, unless otherwise determined by the Committee, all such Awards will therefore be considered Qualified Performance-Based Awards and the Plan will be interpreted and operated consistent with that intention. To the extent required to comply with the Section 162(m) Exemption with respect to Awards intended to be Qualified Performance-Based Awards, no later than 90 days after the commencement of a Performance Period or, if earlier, by the expiration of 25% of a Performance Period, the Committee will designate one or more Performance Periods, determine the eligible Participants for the Performance Periods and establish the Management Objectives for the Performance Periods.

(f) The provisions of the Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Securities Exchange Act of 1934, as amended. No delegation of authority by the Committee will be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) such section.

22. Amendments and Other Matters.

(a) The Plan may be amended from time to time by the Committee or the Board but may not be amended without further approval by the shareholders of Belo if such amendment would result in the Plan no longer satisfying any applicable requirements of the New York Stock Exchange (or the principal national securities exchange on which the Common Stock is traded), Rule 16b-3 or Section 162(m) of the Code.

(b) Neither the Committee nor the Board will authorize the amendment of any outstanding Stock Option or Appreciation Right to reduce the Option Price or Grant Price without the further approval of the shareholders of Belo. Furthermore, no Stock Option or Appreciation Right will be cancelled and replaced with Stock Options or Appreciation Rights having a lower Option Price or Grant Price without further approval of the shareholders of Belo. This Section 22(b) is intended to prohibit the repricing of “underwater” Stock Options and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 15.

(c) The Committee may also permit Participants and Directors to elect to defer the issuance of Common Stock or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(d) The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Award.

(e) The Plan does not confer upon any Participant any right with respect to continuance of employment or other service with Belo or any Subsidiary, nor will it interfere in any way with any right Belo or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(f) If the Committee determines, with the advice of legal counsel, that any provision of the Plan would prevent the payment of any Award intended to qualify for the Section 162(m) Exemption from so qualifying, then such Plan provision will be invalid and cease to have any effect without affecting the validity or effectiveness of any other provision of the Plan.

23. Governing Law.    The Plan, all Awards and all actions taken under the Plan and the Awards will be governed in all respects in accordance with the laws of the State of Delaware, including without limitation, the Delaware statute of limitations, but without giving effect to the principles of conflicts of laws of such State.

APPENDIX A

MAJORITY VOTING IN THE ELECTION OF DIRECTORS

Excerpted from Belo Corp.

Corporate Governance Guidelines

The complete current version of the Corporate Governance Guidelines as approved and adopted by the Board is posted on Belo’s website at www.belo.com.

A copy of the Corporate Governance Guidelines may be obtained without charge upon written or oral request to Belo Corp., Attention: Secretary,

400 South Record Street, Dallas, Texas 75202-4841, (214) 977-6606.

Board Composition & Qualifications

Majority Voting in the Election of Directors; Director Resignation Policy

If a nominee for director who is an incumbent director does not receive the vote of at least a majority of the votes cast in an uncontested election at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board. For purposes of this Corporate Governance Guideline, a majority of votes cast means that the number of votes cast “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes to withhold authority in each case and exclude abstentions with respect to that director’s election.

The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation.

A-1

APPENDIX B

INDEPENDENCE STANDARDS

Excerpted from Belo Corp.

Corporate Governance Guidelines

The complete current version of the Corporate Governance Guidelines as approved and adopted by the Board is posted on Belo’s website at www.belo.com.

A copy of the Corporate Governance Guidelines may be obtained without charge upon written or oral request to Belo Corp., Attention: Secretary,

400 South Record Street, Dallas, Texas 75202-4841, (214) 977-6606.

Board Composition & Qualifications

Independence

A majority of the directors comprising the Board shall be independent directors. An “independent” director is a director who meets the New York Stock Exchange (“NYSE”) standards of independence, as determined by the Board. The Board has adopted the standards set forth on Attachment A to these Guidelines to assist it in making determinations of a director’s independence.

Board Committees

Number, Structure and Independence of Committees

The Board has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees shall be directors who meet the NYSE standards of “independence” as determined by the Board. Directors who serve on the Audit Committee must meet additional independence criteria described in Attachment A to these Guidelines and be financially literate as determined by the Board.

Attachment A: Independence Standards

A director shall be independent if the director meets each of the following standards and otherwise has no material relationship with Belo, either directly, or as a partner, stockholder, or officer of an organization that has a relationship with Belo. For purposes of these standards, “Belo” means Belo Corp. and its consolidated subsidiaries, collectively.

1.	the director is not, and in the past three years has not been, an employee of Belo;

2.	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of Belo;

3.	(a) neither the director nor a member of the director’s immediate family is a current partner of Belo’s outside auditing firm; (b) the director is not a current employee of Belo’s outside auditing firm; (c) no member of the director’s immediate family is a current employee of Belo’s outside auditing firm and personally works on Belo’s audit; and (d) neither the director nor a member of the director’s immediate family was within the past three years (but is no longer) a partner or employee of Belo’s outside auditing firm and personally worked on Belo’s audit within that time;

4.	neither the director nor a member of the director’s immediate family is, or in the past three years has been, part of an interlocking directorate in which a current executive officer of Belo served on the compensation committee of another company at the same time the director or the director’s immediate family member served as an executive officer of that company;

5.	neither the director nor a member of the director’s immediate family has received, during any 12-month period in the past three years, any direct compensation from Belo in excess of $120,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of Belo, and pension or other forms of deferred compensation for prior service;

B-1

6.	the director is not a current executive officer or employee, and no member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from Belo, or during any of the last three fiscal years has made payments to or received payments from Belo, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

7.	the director is not an executive officer of a non-profit organization to which Belo makes or in the past three fiscal years has made, contributions that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues;

8.	the director is not, and during the last fiscal year has not been, a partner in, or a controlling shareholder or executive officer of, a business corporation, non-profit organization, or other entity to which Belo was indebted at the end of Belo’s last full fiscal year in an aggregate amount in excess of 2% of Belo’s total consolidated assets at the end of such fiscal year;

9.	the director is not, and during the last fiscal year has not been, a member of, or of counsel to, a law firm that Belo has retained during the last fiscal year or proposes to retain during the current fiscal year; or

10.	the director is not, and during the last fiscal year has not been, a partner or executive officer of any investment banking firm that has performed services for Belo, other than as a participating underwriter in a syndicate, during the last fiscal year or that Belo proposes to have perform services during the current fiscal year.

The Board may determine that a director or nominee is “independent” even if the director or nominee does not meet each of the standards set forth in paragraphs (7) through (10) above as long as the Board determines that such person is independent of management and free from any relationship that in the judgment of the Board would interfere with such person’s independent judgment as a member of the Board and the basis for such determination is disclosed in Belo’s annual proxy statement.

In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on that committee, if the director: (1) receives, either directly or indirectly, any consulting, advisory or other compensatory fee from Belo Corp. or any of its subsidiaries other than: (a) fees for service as a director, and (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Belo; or (2) is “an affiliated person” of Belo Corp. or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.

For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

B-2

BELO-PS-13

NOTICE TO PARTICIPANTS

IN THE

BELO SAVINGS PLAN AND

THE SEPARATE A. H. BELO SAVINGS PLAN

MAINTAINED BY A. H. BELO CORPORATION

(the “Savings Plans”)

You should have received by separate correspondence a Notice of Internet Availability of Proxy Materials (the “Notice”) informing you of your ability to access the Belo Corp. (“Belo” or the “Company”) proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. The proxy materials relate to the 2013 Annual Meeting of Shareholders of Belo Corp. that will be held in the Auditorium of The Belo Building at 400 South Record Street, Third Floor, Dallas, Texas, on Tuesday, May 7, 2013, at 11:00 a.m. (local time). The Belo Corp. Board of Directors has fixed the close of business on March 13, 2013 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the 2013 Annual Meeting of Shareholders or any adjournment(s) thereof. The annual meeting will be held for the purpose of electing four Class III directors, voting on the approval of the Belo 2013 Executive Compensation Plan, ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and considering any other matters that properly may come before the meeting or any postponement or adjournment of the meeting.

Directions to the Trustee

Only Fidelity Management Trust Company, as the trustee of each of the Savings Plans (“Fidelity”), can vote the shares of Belo Corp. stock held by each of the Savings Plans. However, under the terms of your plan, you are entitled to instruct Fidelity how to vote the shares of Belo Corp. stock that were allocated to your plan account at the close of business on the Record Date. Voting instructions with respect to shares held in the Savings Plans must be received by 11:59 p.m. Eastern Time on May 5, 2013, and may not be provided at the meeting.

The Notice you received includes instructions on how to access the proxy materials and how to provide your voting instructions to Fidelity via the Internet. It also provides information on how to request a printed set of the proxy materials, including a voting instruction card. Your participation is important and your vote is confidential. Please take the time to vote your plan shares via the Internet using the instructions included in the Notice, by using the toll-free telephone number provided in the proxy materials, or, if you opt to receive paper copies, by completing the voting instruction card and returning it in the envelope provided.

With respect to each of the Savings Plans, Fidelity will vote all Belo Corp. shares held by that plan in accordance with the voting instructions that are received via mail, telephone, or Internet on or before May 5, 2013 from participants in that plan, unless Fidelity determines such instructions are contrary to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). If you sign, date, and return a paper voting instruction card but do not check any boxes on the card, then Fidelity will vote your plan shares FOR all nominees standing for election as directors, FOR approval of the Belo 2013 Executive Compensation Plan, and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. In addition, at its discretion, Fidelity is authorized to vote on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting.

Confidentiality and Instructions

Your voting instructions to Fidelity are strictly confidential and will not be revealed, directly or indirectly, to any director, officer, or other employee of Belo Corp. or to anyone else, except as otherwise required by law. Therefore, you should feel completely free to instruct Fidelity to vote your plan shares in the manner you think best.

Voting Deadline

Because of the time required to tabulate voting instructions from participants before the annual meeting, Fidelity must establish a cut-off date for receipt of voting instructions. The cut-off date is May 5, 2013. Fidelity cannot ensure that voting instructions received after the cut-off date will be tabulated. Therefore, it is important that you act promptly to vote your plan shares on or before May 5, 2013. If Fidelity does not receive timely instructions from you with respect to your plan shares, Fidelity will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants in your Savings Plan.

Further Information

If you are a direct shareholder of Belo Corp., please note that you must vote your directly-owned shares and your plan shares separately. You may not use the card or the voter identification information with respect to your directly-owned shares to vote your plan shares. Your direct vote of non-plan shares is not confidential.

If you have questions regarding the information provided to you, you may contact the plan administrator at (800) 835-5098 between 8:00 a.m. and 5:00 p.m., Central Time, Monday through Friday.

Your ability to instruct Fidelity how to vote your plan shares is an important part of your rights as a participant. Please consider the proxy materials carefully and provide your voting instructions to us promptly.

March 22, 2013

FIDELITY MANAGEMENT TRUST COMPANY

as Trustee of the BELO SAVINGS PLAN and

as Trustee of the A. H. BELO SAVINGS PLAN

BELO-LTR-13

BELO CORP. ATTN: PAUL FRY 400 SOUTH RECORD STREET DALLAS, TX 75202

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet voting and telephone voting are available through 11:59 p.m. Eastern Time the day prior to the annual meeting date. Voting instructions with respect to Belo Corp. shares held in the Belo Savings Plan and the separate A. H. Belo Savings Plan maintained by A. H. Belo Corporation (together, the “Savings Plans”) must be received by 11:59 p.m. Eastern Time on May 5, 2013, and may not be provided at the meeting.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M53859-P32294 KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BELO CORP.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the following nominees:
1. Election of Directors		☐	☐	☐
Nominees:
01)	Judith L. Craven, M.D., M.P.H.
02)	Dealey D. Herndon
03)	Wayne R. Sanders
04)	McHenry T. Tichenor, Jr.

The Board of Directors recommends a vote “FOR” proposals 2 and 3.						For	Against	Abstain

2. Approval of the Belo 2013 Executive Compensation Plan; and						☐	☐	☐

3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.						☐	☐	☐

NOTE: Any other matters that may properly come before the meeting or any adjournment(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Company’s 2013 Proxy Statement, Annual Report for the Year Ended December 31, 2012, Map and Notice to Plan Participants are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M53860-P32294

BELO CORP.

Annual Meeting of Shareholders

May 7, 2013 11:00 AM

This proxy is solicited by the Board of Directors

Appointment of Proxies: The undersigned hereby appoints Dunia A. Shive, Carey P. Hendrickson, and Guy H. Kerr, or any one or more of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote as designated below all the shares of the common stock of Belo Corp. held of record by the undersigned on March 13, 2013, at the 2013 Annual Meeting of Shareholders, and any adjournment or postponement thereof.

Voting Instructions by Participants in the Savings Plans: This proxy/voting instruction card, when properly completed and returned by you, constitutes voting instructions to Fidelity Management Trust Company (“Fidelity”), as the trustee of each of the Savings Plans, to vote the shares of Belo Corp. (“Belo”) common stock allocated to your plan account as of March 13, 2013 at the 2013 Annual Meeting of Shareholders, and any adjournment or postponement thereof, and also constitutes voting instructions to Fidelity for a proportionate number of shares of Belo common stock in the Savings Plans for which voting instructions have not been received. Your instructions to Fidelity will be held in confidence and will be made available only to the inspectors of the election at the Annual Meeting, none of whom is an employee of Belo. Please use the other side of this form in giving your instructions.

THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY YOU. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES. IF YOU SIGN, DATE AND RETURN A PROXY/VOTING INSTRUCTION CARD BUT DO NOT CHECK ANY BOXES ON THE CARD, THEN THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED “FOR” ALL NOMINEES STANDING FOR ELECTION AS DIRECTORS, “FOR” APPROVAL OF THE BELO 2013 EXECUTIVE COMPENSATION PLAN, “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND IN THE PROXYHOLDERS’ OR THE TRUSTEE’S, AS APPLICABLE, DISCRETION ON ANY OTHER MATTER PRESENTED AT THE MEETING.

Continued and to be signed on reverse side